EXHIBIT 10.88
EXECUTION COPY

DATED THIS 12TH DAY OF FEBRUARY 2015

Between

MICRON SEMICONDUCTOR ASIA PTE. LTD.
as Borrower

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH
DBS BANK LTD.
ING BANK N.V., SINGAPORE BRANCH
STANDARD CHARTERED BANK
as Mandated Lead Arrangers

Oversea-Chinese Banking Corporation Limited
as Arranger

the financial institutions listed in schedule 1
as Original Lenders

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH
as Facility Agent

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH
as Security Agent

and

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH
as Account Bank

US$750,000,000 FACILITY AGREEMENT

WONGPARTNERSHIP LLP
12 Marina Boulevard Level 28
Marina Bay Financial Centre Tower 3
Singapore 018982
Tel: +65 6416 8000
Fax: +65 6532 5711 /+ 65 6532 5722
Email: contactus@wongpartnership.com
Website: http://www.wongpartnership.com

THIS FACILITY AGREEMENT is made on 12 February 2015 (the "Agreement")

BETWEEN:

(1)
MICRON SEMICONDUCTOR ASIA PTE. LTD., Reg. No.: 199802941W (the "Borrower") a company incorporated under the laws of Singapore, with its registered address at 1 North Coast Drive, Singapore 757432, as borrower;

(2)
THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH, DBS BANK LTD., ING Bank N.v., SINGAPORE BRANCH, and standard chartered bank as mandated lead arrangers and bookrunners (the "Mandated Lead Arrangers");

(3)	Oversea-Chinese Banking Corporation Limited as arranger (the "Arranger")

(4)	The Financial Institutions listed in Schedule 1 as original lenders (the "Original Lenders");

(5)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH as facility agent of the other Finance Parties (the "Facility Agent");

(6)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH as security agent of the other Finance Parties (the "Security Agent"); and

(7)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH as account bank (the "Account Bank").

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Aging Report" has the meaning ascribed to it in Clause 19.5 (Due diligence and audit).

"Approved Fund" means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by:

(a)	a Lender;

(b)	an Affiliate of a Lender; or

(c)	an entity or an Affiliate of an entity that administers or manages a Lender.

"Assignment of Receivables" means an assignment of the Receivables by the Borrower in favour of the Security Agent.

"Authorisation" means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)
in relation to anything which will be fully or partly prohibited or restricted by law or regulation if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Availability Period" means the period from and including the date of this Agreement to and including the date falling one Month before the Final Maturity Date.

"Available Commitment" means a Lender's Commitment under the Facility minus:

(a)	the amount of its participation in any outstanding Loans under the Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

"Basel III" means:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

"Break Costs" means the amount (if any), as determined by a Lender, by which:

(a)
the interest which that Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or an Unpaid Sum to the last day of the current Interest Period in respect of a Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means:

(a)
in relation to any payments under the Finance Documents, a day (other than a Saturday or Sunday or gazetted public holiday) on which commercial banks and the relevant financial markets are open for general business in Singapore, Hong Kong and New York;

(b)	for the purposes of the definition of Quotation Day, a day (other than a Saturday or Sunday or gazetted public holiday) on which banks are open for general business in London; and

(c)	in any other case, a day (other than a Saturday or Sunday or gazetted public holiday) on which banks are open for general business in Singapore and Hong Kong.

"Charged Assets" means the assets from time to time subject, or expressed to be subject, to all or any of the Security created or expressed to be created pursuant to any Security Document.

"Collection Account" means the account no. 260-787163-178 denominated in US Dollars in the name of the Borrower maintained with the Account Bank.

"Code" means the US Internal Revenue Code of 1986.

"Commitment" means:

(a)
in relation to an Original Lender, the amount in US Dollars set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in US Dollars of any Commitment transferred to it under this Agreement,

(in each case) including any Increased Commitment, to the extent not cancelled, reduced or transferred by it under this Agreement.

"CRD IV" means Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC.

"CRR" means Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012.

"Debtor" means a party from whom any Receivable is owing.

"Default" means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Early Amortisation Event" means any of the events or circumstances set out below:

(a)
any representation or statement made or deemed to be made by the Borrower or the Guarantor in the Finance Documents or any other document delivered by or on behalf of the Borrower or the Guarantor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, save that no Early Amortisation Event will occur if that misrepresentation or misstatement, or the circumstance giving rise to it, is/are capable of remedy and is/are remedied within 30 Business Days of the date on which the Facility Agent (acting on the instructions of the Majority Lenders) notifies the Borrower of the occurrence of that Early Amortisation Event;

(b)
more than 50 per cent. of the shares in the Borrower are not, or ceases to be, directly or indirectly, owned by the Guarantor and/or any of its Affiliates without the prior written consent of all the Lenders;

(c)
any Security Document or any guarantee or indemnity in any Finance Document is not in full force and effect or any Security Document does not create in favour of the Security Agent the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have;

(d)
any requirement of Clauses 22.3(a) or 22.8 (Access to Collection Account) is not satisfied and (in the case of Clause 22.4 (Payments to the Collection Account)) within the grace period provided therein, save that no Early Amortisation Event will occur under Clause 22.4(a) if:

(i)
(A) the failure to pay the Receivables into the Collection Account is caused by administrative or technical error(s) and (B) such failure to pay the affected Receivables into the Collection Account is remedied within seven (7) Business Days thereof; or

(ii)
the Facility Agent (acting on the instructions of the Majority Lenders) is satisfied (acting reasonably) that such failure to pay the Receivables into the Collection Account is due to an occasional error and the Borrower has in place a proper system and policy for the remittance of proceeds from such Receivables to the Collection Account.

(e)
any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and 23.2 (Other obligations)) is not complied with, save that no Early Amortisation Event will occur if such failure to comply is capable of remedy and is remedied within 30 Business Days of the date on which the Facility Agent notifies the Borrower of such failure to comply.

"Eligible Receivable" has the meaning ascribed to it in the Assignment of Receivables.

"Event of Default" means any event or circumstance specified as such in Clause 23 (Events of Default).

"Facility" means the revolving credit facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations, instructions or other official guidance, as amended from time to time;

(b)
any treaty, law, regulation, instruction or other official guidance enacted or amended in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law, regulation, instruction or other official guidance referred to in paragraph (a) above;

(c)
any agreement pursuant to the implementation of any treaty, law, regulation, instruction or other official guidance referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction; or

(d)
any treaty, law, regulation, instruction or other official guidance analogous to paragraphs (a) or (b) enacted or amended in any other jurisdiction from time to time, and any agreement pursuant to the implementation of any such treaty, law, regulation, instruction or other official guidance with any governmental or taxation authority in any jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means any letter or letters between a Finance Party and the Borrower setting out, inter alia, any of the fees referred to in Clause 12 (Fees).

"Final Maturity Date" means 12 February 2020.

"Finance Document" means this Agreement, any Lender Accession Agreement, any Security Document, any Fee Letter and any other document designated as such by the Facility Agent and the Borrower.

"Finance Party" means the Facility Agent, the Security Agent, a Mandated Lead Arranger, the Arranger or a Lender.

"Financial Indebtedness" means, with respect to any person, without double counting, any obligation (other than non-recourse obligations) of that person for borrowed moneys and any obligation evidenced by bonds, debentures, notes or other similar instruments.

"GAAP" means generally accepted accounting principles, standards and practices in the jurisdiction of incorporation of the Borrower or (as the case may be) the Guarantor.

"Governmental Agency" means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under any law or regulation).

"Guarantor" means Micron Technology, Inc., a corporation incorporated under the laws of the State of Delaware, with its registered address at 100 West Tenth Street, City of Wilmington, County of New Castle, State of Delaware, United States of America.

"Guaranty" means the guaranty executed or to be executed by the Guarantor in favour of the Security Agent guaranteeing the Borrower's obligations under the Finance Documents.

"Holding Company" means, in relation to an entity, any other entity in respect of which it is a Subsidiary.

"Increased Commitments" has the meaning ascribed to it in under Clause 2.2(a) (Option to increase).

"Indirect Tax" means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

"Interpolated Rate" means, in relation to LIBOR for any Loan, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case, has not ceased to be a Party in accordance with the terms of this Agreement.

"Lender Accession Agreement" means the document substantially in the form set out in Schedule 2 (Form of Lender Accession Agreement).

"Liabilities" means all present and future moneys, debts and liabilities due, owing or incurred by the Borrower and the Guarantor to the Finance Parties under or in connection with the Finance Documents (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

"LIBOR" means, in relation to the Loan or any Unpaid Sum:

(a)
the applicable Screen Rate as of the Specified Time on the Quotation Day for the offering of deposits in US Dollars and for a period comparable to the Interest Period for the Loan or (as the case may be) such Unpaid Sum; or

(b)
(if a Screen Rate is available for US Dollars but is not available for the Interest Period of the Loan or (as the case may be) such Unpaid Sum (provided that a Screen Rate is available for both a period longer and a period shorter than the Interest Period for the Loan or (as the case may be) such Unpaid Sum)) the Interpolated Rate; or

(if no Screen Rate is available for US Dollars or if no Screen Rate is available for both a period longer and a period shorter than the Interest Period for the Loan or (as the case may be) such Unpaid Sum) the arithmetic mean of the rates (rounded upwards to four decimal places) quoted by the Reference Banks to leading banks in the London interbank market (as supplied to the Facility Agent at its request).

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Majority Lenders" means:

(a)
if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 50 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50 per cent. of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 50 per cent. of the Loans then outstanding.

"Margin" means:

(a)	(if the amount of the Available Facility is less than 33.33 per cent. of the amount of the Total Commitments) 2.25 per cent. per annum.;

(b)
(if the amount of the Available Facility is more than or equal to 33.33 per cent. of the amount of the Total Commitments, but less than 66.66 per cent. of the amount of the Total Commitments) 2.00 per cent. per annum; or

(c)	(if the amount of the Available Facility is at least 66.66 per cent. of the amount of the Total Commitments) 1.75per cent. per annum.

"Material Adverse Effect" means a material adverse effect on the operations, assets, prospects, business or condition (financial or otherwise) of the Borrower.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

"Monthly Report" has the meaning ascribed to it in Clause 19.6 (Monthly Reports).

"Obligor" has the meaning ascribed to it in Clause 26.25 (Data Protection).

"Original Financial Statements" means the audited consolidated financial statements of the Guarantor and the audited financial statements of the Borrower, in each case for the financial year ended 2013.

"Party" means a party to this Agreement.

"Personal Data" means data, whether true or not, about an individual who can be identified from that data or from that data and other information to which the Finance Parties, their respective agents and/or authorised service providers, and/or (as the case may be) the relevant third parties have or are likely to have access.

"Portfolio Tests" means the tests described in Clause 20 (Portfolio Tests).

"Purchase Contracts" means all contracts from time to time entered into by the Borrower with any Debtor for the sale or other disposal of goods by the Borrower.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period.

"Receivables" means all receivables from time to time arising from or in connection with the sale of goods by the Borrower (whether owing to the Borrower under or pursuant to the Purchase Contracts or otherwise).

"Reference Banks" means the principal London offices of BNP Paribas SA, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Standard Chartered Bank (in each case, for so long as they remain Lenders) or such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

"Repeating Representations" means each of the representations set out in Clauses 18.1 (Status), 18.2 (Binding obligations), 18.3 (Non-conflict with other obligations), 18.4 (Power and authority), 18.5 (Validity and admissibility in evidence), 18.6 (Governing law and enforcement), 18.7(a), 18.8(a), 18.8(d) (No misleading information), 18.10 (Pari passu ranking), 18.16 (Public Records), 18.17 (Sanctions), 18.18 (Anti-Money Laundering), and 18.19 (Anti-Corruption / Anti-Bribery).

"Rollover Loan" means one or more Loans:

(a)	made or to be made on the same day that one or more maturing Loans made is or are due to be repaid;

(a)	the aggregate amount of which is equal to or less than the maturing Loan(s); and

(b)	made or to be made to the Borrower for the purpose of refinancing the maturing Loan(s).

"S$" means Singapore dollars.

"Screen Rate" means the rate per annum for the relevant period displayed on the page "LIBOR01" of the Reuters Service Screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and all the Lenders.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Agency Deed" means the security agency deed between the Borrower, the Guarantor and the Finance Parties.

"Security Documents" means the Assignment of Receivables, the Guaranty, the Security Agency Deed and any other security or other document that may at any time be given as security, guarantee or assurance for any of the Liabilities pursuant to or in connection with any Finance Document.

"Specified Time" means a time determined in accordance with Schedule 6 (Timetables).

"Subsidiary" means:

(a)	a subsidiary within the meaning of section 5 of the Companies Act (Chapter 50 of Singapore); or

(b)	in relation to any company, corporation, trust, fund, or other entity (whether or not a body corporate), a company, corporation, trust, fund, or other entity (whether or not a body corporate):

(i)	which is controlled, directly or indirectly, by the first-mentioned company, corporation, trust, fund, or other entity (whether or not a body corporate);

(ii)
more than half the issued share capital (if it has an issued share capital) of which is beneficially owned, directly or indirectly by the first mentioned company, corporation, trust, fund, or other entity (whether or not a body corporate); or

(iii)
which is a Subsidiary of another Subsidiary of the first-mentioned company, corporation, trust, fund, or other entity (whether or not a body corporate), and for this purpose, a company, corporation, trust, fund, or other entity (whether or not a body corporate) shall be treated as being controlled by another if that other company, corporation, trust, fund, or other entity (whether or not a body corporate) is able (whether through ownership of shares or otherwise) to direct its affairs and/or to control the composition of its board of directors or equivalent body (whether or not it actually exercises such control).

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Total Adjusted Net Eligible Receivables" has the meaning ascribed to it in Schedule 8 (Monthly Report).

"Total Net Eligible Receivables" has the meaning ascribed to it in Schedule 8 (Monthly Report).

"Total Commitments" means the aggregate of the Commitments, being US$750,000,000 at the date of this Agreement, and the Increased Commitments (if any).

"Transaction Security" means the Security created or expressed to be created in favour of the Security Agent pursuant to the Security Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

"Transfer Date" means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

"Unpaid Sum" means any sum due and payable but unpaid by the Borrower or (as the case may be) the Guarantor under the Finance Documents.

"US" means the United States of America.

"US Dollars" or "US$" means United States dollars.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
any "Mandated Lead Arranger", the "Arranger", the "Borrower", the "Facility Agent", any "Finance Party", the "Guarantor", any "Lender", any "Party" or the "Security Agent" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future businesses, properties, assets, revenues and rights of every description;

(iii)	"consent" also includes an approval, authorisation, exemption, filing, licence, order, permission, recording or registration (and references to obtaining consents shall be construed accordingly);

(iv)
"disposal" includes any sale, assignment, exchange, transfer, concession, loan, lease, surrender of lease, licence, reservation, waiver, compromise, release of security, dealing with or the granting of any option or right or interest whatsoever or any agreement for any of the same and "dispose" means to make a disposal, and "acquisition" and "acquire" shall be construed mutatis mutandis;

(v)
a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerous) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other agreement or instrument;

(vi)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)
a "law" includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case of any jurisdiction whatsoever (and "lawful" and "unlawful" shall be construed accordingly);

(viii)
any "obligation" of any person under any Finance Document or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under such Finance Document or, as the case may be, that other agreement or document (and "due", "owing", "payable" and "receivable" shall be similarly construed);

(ix)
a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(x)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)	"shares" or "share capital" includes equivalent ownership interests (and "shareholder" and similar expressions shall be construed accordingly);

(xii)
the "winding-up" of a person also includes the amalgamation, reconstruction, reorganisation, administration, judicial management, dissolution or liquidation of that person, and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets;

(xiii)	a provision of law is a reference to that provision as amended or re-enacted; and

(xiv)	a time of day is a reference to Singapore time unless otherwise stated.

(b)	Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (including an Event of Default) and an Early Amortisation Event is "continuing" if they have not been remedied or waived.

1.3	Third Party Rights

(a)
Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act (Chapter 53B of Singapore) to enforce or to enjoy the benefit of any term of this Agreement.

(b)
Notwithstanding any terms of this Agreement the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement the Lenders agree to make available to the Borrower a revolving credit facility in US Dollars in an aggregate amount equal to the lower of (i) the Total Commitments and (ii) the amount equivalent to the Total Adjusted Net Eligible Receivables as determined from time to time pursuant to Clause 20.1 (Maximum Advance Ratio).

2.2	Option to increase

(a)
Subject to Clause 2.2(d) below, the Borrower may, by giving prior notice to the Facility Agent (which notice shall be given on the earlier of (i) the date falling 30 days before such proposed increase and (ii) the date falling 60 days before the last day of the Availability Period), request that the Total Commitments be increased in an amount requested by the Borrower (the "Increased Commitments") and further, to provide the opportunity to each existing Lender to take up a rateable share of the Increased Commitments.

(b)	Notwithstanding any other provision of this Clause 2.2, the Lenders shall have the sole and absolute discretion whether or not to agree to such increase in the Total Commitments.

(c)
(If so agreed by the Lender(s)) the Increased Commitments will be assumed by one or more of such Lender(s) which has confirmed its willingness to assume its part of the Increased Commitments which it is to assume. Notwithstanding any other provision of this Clause 2.2, none of the Lenders shall have any obligation to agree to assume any part of the Increased Commitments.

(d)
If any of the existing Lenders does not agree to assume any of its share of the Increased Commitments, the Borrower shall then be entitled to invite other banks and financial institutions to assume such part of the Increased Commitments not assumed by the existing Lender(s), Provided That (i) each such bank and financial institution shall become a Lender on the Accession Date which shall be on the last day of an Interest Period (as stated in its Lender Accession Agreement) if it delivers to the Facility Agent a Lender Accession Agreement and the Finance Party Accession Deed (as defined in the Security Agency Deed) and, on the Accession Date, pay to the Facility Agent (for its own account) an administrative fee of US$5,000 and (ii) such accession shall be subject to the compliance of such "know your customer" or other similar procedures as may be necessary to be undertaken by the Facility Agent on such new Lender(s).

(e)	The Total Commitments may be increased subject to the following conditions:

(i)	no Default or Early Amortisation Event has occurred on the date of the notice referred to in paragraph (a) above or on the date the increase is proposed to take effect; and

(ii)	the Lenders are satisfied that the Borrower is in compliance with the Maximum Advance Ratio after taking into account such increase.

(f)	Any increase in the Total Commitments pursuant to the Increased Commitments shall be made on the same terms and conditions as the existing Commitments.

The provisions of Clause 4.2 (Further conditions precedent) will not apply in respect of any Utilisation Request issued by the Borrower pursuant to Clause 6.1(b) for the purposes of requesting a Loan on the Accession Date solely as a result of any Increased Commitments effected pursuant to Clause 2.2(d) where the amount of the proposed Loan is not more than the amount of the maturing Loan.

2.3	Finance Parties' rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower or the Guarantor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards the general corporate purposes of the Borrower.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

Each of the Lenders authorises (but does not require) the Facility Agent to give conditions precedent notifications. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving such notifications. The Borrower may not deliver a Utilisation Request unless the Facility Agent has received all of the documents listed in and appearing to comply with the requirements of Schedule 3 (Conditions Precedent). The Facility Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if the Lenders are satisfied (acting reasonably) that:

(a)
on the date of the Utilisation Request and on the proposed Utilisation Date, no Default under Clause 23 (Events of Default) or Early Amortisation Event has occurred or would result from the proposed Loan;

(b)	on the date of the Utilisation Request and on the proposed Utilisation Date, the Repeating Representations are true and correct in all respects;

(c)
since the date of this Agreement, in the opinion of the Facility Agent (acting on the instructions of the Majority Lenders), no event or circumstance has occurred which has a Material Adverse Effect; and

(d)
the date of the Utilisation Request (apart from the first Utilisation Request made under this Agreement) shall not be later than 49 days from the most recent Monthly Report delivered pursuant to Clause 19.6 (Monthly Reports).

4.3	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than five (5) Loans will be outstanding.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods); and

(iv)
it specifies the account and bank (which must be in Singapore) to which the proceeds of the Utilisation (in the case of the first Loan, excluding the amount equal to the interest payable in respect of that Loan) are to be credited.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be US Dollars.

(b)	Subject always to Clause 6.2 (Reborrowing), the amount of each proposed Loan (including each Rollover Loan):

(i)	must not exceed the Available Facility; and

(ii)
when aggregated with all other Loans then outstanding and the amount of all other Loans that are due to be made on or before the proposed Utilisation Date, must not exceed the lower of (i) the Total Commitments and (ii) the Total Adjusted Net Eligible Receivables indicated in the most recent Monthly Report received by the Facility Agent (the "Threshold Amount").

5.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the relevant Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making that Loan.

(c)	The Facility Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

6.	REPAYMENT

6.1	Repayment of Loans

(a)	Subject to Clause 6.1(b), the Borrower shall repay each Loan on the last day of its Interest Period.

(b)
If a Loan is not repaid on the last day of its Interest Period, and the Facility Agent has not prior to the date falling three (3) Business Days before the last day of such Interest Period received a Utilisation Request for a Loan to be made on the last day of such Interest Period, the Facility Agent shall deem itself to have received such a Utilisation Request for a Rollover Loan on the same terms, mutatis mutandis, as the Utilisation Request for the maturing Loan (but so that the amount of such Rollover Loan shall be subject to Clause 5.3(b)), and all Parties agree and acknowledge that the Facility Agent may proceed on the basis that such Rollover Loan is to be made available to the Borrower. For the avoidance of doubt, other than the provisions of Clause 5.3 (Currency and amount), satisfaction of the conditions set out in Clause 4 (Conditions of Utilisation) (including Clause 4.2(b)) is not required for the making of the Rollover Loans.

If, the amount of such proposed Rollover Loan exceeds the Threshold Amount, the Borrower shall be required to pay an amount in cash equal to such amount which is in excess of the Threshold Amount, and the balance amount shall be the amount of the Rollover Loan.

In the event that there are Increased Commitments effected pursuant to Clause 2.2 (Option to increase), the Borrower shall be required to issue a new Utilisation Request for the purposes of making a Loan on the Accession Date (and no Rollover Loan shall be deemed to have been made).

(c)	The Borrower shall repay the Loans and all amounts outstanding under the Finance Documents in full on the Final Maturity Date.

6.2	Reborrowing

Without prejudice to the Borrower's obligation under Clause 6.1 above, if one or more Rollover Loans are to be made available to the Borrower, on the same day that a maturing Loan is due to be repaid by the Borrower and, in whole or in part for the purpose of refinancing the maturing Loan, the aggregate amount of the Rollover Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(a)	if the amount of the maturing Loan exceeds the aggregate amount of the Rollover Loans:

(i)	the Borrower will only be required to pay an amount in cash equal to that excess; and

(ii)
each Lender's participation (if any) in the Rollover Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the Rollover Loans available in cash; or

(b)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the Rollover Loans:

(i)	the Borrower will not be required to make any payment in cash; and

(ii)
each Lender will be required to make its participation in the Rollover Loans available in cash only to the extent that its participation (if any) in the Rollover Loans exceeds that Lender's participation (if any) in the maturing Loan and the remainder of that Lender's participation in the Rollover Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement and/or to make, fund or allow to remain outstanding its participation in any Loan:

(a)	that Lender shall notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)
the Security Agent shall by notice to the Borrower apply such amount of proceeds of the Receivables represented by the amount "Y" calculated by the Facility Agent in accordance with Schedule 7 (Allocation of cashflows following an Early Amortisation Event) towards the amortisation of that Lender's participation in the Loans in full on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) and (if such proceeds are insufficient to prepay that Lender's participation in the Loans in full) the Borrower shall prepay the balance of that Lender's participation in the Loans on the last day of any applicable grace period permitted by law.

7.2	Voluntary cancellation

The Borrower may at any time before the last day of the Availability Period, if it gives the Facility Agent not less than seven (7) days' prior notice of the date and amount of the cancellation, cancel the whole or any part (but if in part, being a minimum aggregate amount of US$5,000,000 and higher integral multiples of US$5,000,000 in excess thereof) of the Available Facility.

7.3	Automatic cancellation

Any part of the Facility which remains undrawn by the Borrower at the close of business in Singapore on the last day of the Availability Period shall be automatically cancelled.

7.4	Voluntary prepayment of Loans

The Borrower may, if it gives the Facility Agent not less than three (3) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces that Loan by a minimum amount of US$5,000,000 and higher integral multiples of US$1,000,000 in excess thereof).

7.5	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower or the Guarantor is required to be increased under paragraph (a) of Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or

(iii)	any Lender does not waive an Early Amortisation Event or an Event of Default,

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification or whilst that Early Amortisation Event or Event of Default continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loans.

7.6	Restrictions

(a)
Any notice of cancellation or prepayment given by either Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)
Any prepayment under this Agreement (i) shall be made together with accrued interest on the amount prepaid, any Break Costs under Clause 11.4 (Break Costs) and all other sums payable under this Agreement in connection with the amount so prepaid and (ii) shall be applied towards prepayment of the Loans on a pro-rata basis.

(c)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Total Commitments except at the times and in the manner expressly provided for in this Agreement.

(d)	No amount of the Total Commitments cancelled or reduced under this Agreement may be subsequently reinstated.

(e)	If the Facility Agent receives a notice under this Clause 7, it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.	EARLY AMORTISATION EVENTS

On and at any time after the occurrence of an Early Amortisation Event, the Facility Agent and the Security Agent shall, if so directed by the Majority Lenders, by notice to the Borrower:

(a)
apply such amount of proceeds of the Receivables represented by the amount "Y" calculated by the Facility Agent in accordance with Schedule 7 (Allocation of cashflows following an Early Amortisation Event) towards full amortisation of the Facility; and

(b)	cancel the portion of the Total Commitments which has been amortised pursuant to Clause 8(a) above whereupon it shall immediately be cancelled.

For the avoidance of doubt, other than the application of the proceeds of the Receivables referred to in Clause 8(a) above, no repayment or prepayment of the Loans is required to be made by the Borrower following the occurrence of an Early Amortisation Event, unless an Event of Default under Clause 23.2 (Other obligations) has occurred.

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the:

(a)	Margin; and

(b)	LIBOR.

9.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period (and, if an Interest Period is longer than three Months, on the dates falling at three Monthly intervals after the first day of that Interest Period).

9.3	Default interest

(a)
If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 9.3(b) below, is the sum of two (2) per cent. per annum and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 9.3 (Default interest) shall be immediately payable by the Borrower on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of two (2) per cent. and the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for the Loan in the Utilisation Request.

(b)	Subject to this Clause 10 (Interest Periods), the Borrower may select an Interest Period of one, three or six Month(s) or any other period agreed between the Borrower and the Lenders.

(c)	An Interest Period for the Loan shall not extend beyond the Final Maturity Date.

(d)	Each Interest Period for the Loan shall start on the Utilisation Date.

10.2	Non-Business Days

Subject to Clause 10.1(c) , if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if the LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)
In this Agreement "Market Disruption Event" means (A) at or about 11:00 a.m. (London Time) on the Quotation Day for the relevant Interest Period, or if the Screen Rate is not available or is zero or negative, (B) none or only one of the Reference Banks supplies a rate to the Facility Agent by close of business on the Business Day following the Quotation Day to determine the LIBOR for the relevant Interest Period or (C) the arithmetic mean of the rates quoted by the Reference Banks by close of business on the Business Day following the Quotation Day for the purpose of the LIBOR is zero or negative.

11.3	Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Facility Agent (acting on the instructions of all the Lenders) or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)
Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, take effect in accordance with the agreed terms and be binding on all Parties.

(c)
For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the 30-day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

11.4	Break Costs

(a)
The Borrower shall on demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or an Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or that Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Borrower shall pay to the Facility Agent (for the account of each Lender) a fee (the "Commitment Fee") in US Dollars computed on a day to day basis at the rate of:

(i)	(if the total amount of the Loans then outstanding is less than 50 per cent. of the amount of the Total Commitments) 0.375 per cent. per annum; or

(ii)	(if the total amount of the Loans then outstanding is at least 50 per cent. of the amount of the Total Commitments) 0.25 per cent. per annum,

on that Lender's Available Commitment for the period commencing on and from the date on which the Facility Agent notifies the Borrower pursuant to Clause 4.1 (Initial conditions precedent) that it has received all of the documents and other evidence listed in Schedule 3 (Conditions Precedent) in form and substance satisfactory to it to (and including) the last day of the Availability Period.

(b)
Such Commitment Fee shall be payable on (i) the last day of each successive period of one (1) Month which ends during the Availability Period and (ii) the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

(c)	For the avoidance of doubt, no Commitment Fee shall be payable on any cancelled portion of the Total Commitments.

12.2	Upfront fee

The Borrower shall pay to the Facility Agent (for the account of the Original Lenders) an upfront fee in the amount and at the times agreed in a Fee Letter(s).

12.3	Facility Agency fee

The Borrower shall pay to the Facility Agent (for its own account) a facility agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Security Agency fee

The Borrower shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

12.5	Mandated Lead Arranger fee

The Borrower shall pay to the Mandated Lead Arrangers (for their own account) an arranger fee in the amount and at the times agreed in a Fee Letter(s).

12.6	Due diligence survey/ audit fee

The Borrower shall pay to the Facility Agent (for the account of the Mandated Lead Arrangers) a due diligence survey/ audit fee of S$10,000 in respect of each due diligence survey or audit carried out by the Mandated Lead Arrangers under Clause 19.5 (Due diligence and audit) in the event that the audit is carried out by The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (in its capacity as a Mandated Lead Arranger).

12.7	Non-refundable

No fee paid hereunder shall be refundable notwithstanding the invalidity or unenforceability of any of the Finance Documents, the termination of the Facility, the failure of the Borrower to utilise any part of the Facility, the prepayment or cancellation of the Facility or for any reason whatsoever.

13.	TAX GROSS-UP AND INDEMNITIES

13.1	Definitions

(a)	In this Clause 13 (Tax Gross-up and Indemnities):

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means an increased payment made by the Borrower or the Guarantor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

(b)
Unless a contrary indication appears, in this Clause 13 (Tax Gross-up and Indemnities) a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)
Each of the Borrower and the Guarantor shall make all payments to be made by it under the Finance Documents free and clear of and without any Tax Deduction, unless a Tax Deduction is required by law, in which case the amount of the payment due from the Borrower or (as the case may be) the Guarantor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(b)
Each of the Borrower and the Guarantor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower or (as the case may be) the Guarantor.

(c)
If the Borrower or the Guarantor is required to make a Tax Deduction, the Borrower or (as the case may be) the Guarantor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower or (as the case may be) the Guarantor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

(a)
Each of the Borrower and the Guarantor shall, promptly on demand by the Facility Agent, pay to that Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in respect of a Finance Document.

(b)	Clause 13.3(a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)
A Finance Party intending to make a claim under Clause 13.3(a) shall notify the Facility Agent of the event which will give, or has given, rise to the claim, whereupon the Facility Agent shall notify the Borrower or (as the case may be) the Guarantor thereof.

(d)	A Finance Party shall, on receiving a payment from the Borrower or the Guarantor under this Clause 13.3, notify the Facility Agent.

13.4	Tax Credit

If the Borrower or the Guarantor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

that Finance Party shall pay an amount to the Borrower or (as the case may be) the Guarantor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower or (as the case may be) the Guarantor.

13.5	Stamp duties

The Borrower shall pay and, promptly on demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Indirect tax

(a)
All consideration expressed to be payable under a Finance Document by the Borrower and the Guarantor to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to the Borrower or the Guarantor in connection with a Finance Document, the Borrower or (as the case may be) the Guarantor shall pay to that Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)
Where a Finance Document requires the Borrower or the Guarantor to reimburse a Finance Party for any costs or expenses, the Borrower or (as the case may be) the Guarantor shall also at the same time pay and indemnify that Finance Party against all Indirect Tax incurred by that Finance Party in respect of such costs or expenses.

(c)
In the event that any Indirect Tax is required to be paid by the Borrower or the Guarantor to a Finance Party pursuant to this Clause 13.6, the relevant Finance Party shall issue a tax invoice in respect of such Indirect Tax to the Borrower or (as the case may be) the Guarantor.

13.7	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

14.	INCREASED COSTS

14.1	Increased costs

(a)
Subject to Clause 14.3 (Exceptions) the Borrower shall, promptly on demand by the Facility Agent, pay to the Facility Agent for the account of a Finance Party, the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation, in each case made after the date of this Agreement, or (iii) the implementation or application of or compliance with Basel III, CRD IV or CRR or any law or regulation that implements or applies Basel III, CRD IV or CRR. The terms "law" and "regulation" in this Clause 14.1(a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement "Increased Costs" means:

(i)
a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by that Finance Party);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing any of its obligations under any Finance Document.

14.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall as soon as practicable notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

14.3Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower or the Guarantor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)
compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because the exclusion in Clause 13.3(b) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 14.3 (Exceptions), a reference to a "Tax Deduction" has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITITES

15.1	Currency indemnity

(a)
If any sum due from the Borrower or the Guarantor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against the Borrower or (as the case may be) the Guarantor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower or (as the case may be) the Guarantor shall as an independent obligation, promptly on demand, indemnify each Finance Party against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)
The Borrower waives (and shall procure that the Guarantor waives) any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability (including, without limitation, any loss, premium, penalty or expense in liquidating or redeploying deposits from third parties, but excluding remote, special indirect or consequential damages or losses) incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	any written information furnished by or on behalf of the Borrower or the Guarantor being or being alleged to be misleading or untrue in any respect;

(c)
any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Borrower or the Guarantor or with respect to the transactions contemplated or financed under or in connection with any Finance Document;

(d)
a failure by the Borrower or the Guarantor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing Among the Finance Parties);

(e)
funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower or as required by this Agreement.

15.3	Indemnity to the Facility Agent and the Security Agent

The Borrower shall promptly indemnify the Facility Agent or (as the case may be) the Security Agent against any cost, loss or liability incurred by the Facility Agent or the Security Agent as a result of:

(a)	investigating any event which it reasonably believes is a Default or an Early Amortisation Event; or

(b)	acting or relying on any notice, request or instruction of the Borrower which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Clause 16.1(a) above does not in any way limit the obligations of the Borrower or the Guarantor under the Finance Documents.

16.2	Limitation of liability

(a)
The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of, or in connection with, the steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in its opinion (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

(a)
The Borrower shall promptly on demand pay each of the Facility Agent and the Security Agent the amount of all costs and expenses (including legal fees (to be agreed between the Borrower and such Finance Parties) on a full indemnity basis) incurred by such Finance Party in connection with the negotiation, preparation, printing, execution and perfection of:

(i)	this Agreement, the Security Documents and any other documents referred to in this Agreement; and

(ii)	any other Finance Documents executed after the date of this Agreement.

(b)
The Borrower shall also promptly on demand pay each Finance Party the amount of all costs and expenses (including legal fees) properly incurred by any of them in connection with the administration of the Facility, including (without limitation) the disbursement of the Loans, in respect of costs and expenses which are incurred on or after the occurrence of a Default or an Early Amortisation Event, and the relevant Finance Party shall consult the Borrower prior to incurring such cost or expense provided, that the Borrower shall only pay the foregoing expenses in this Clause (b) incurred by the Facility Agent or the Security Agent (and not by any Lender or Lenders) after the occurrence and during the continuance of any Default or Early Amortisation Event.

17.2	Amendment costs

If the Borrower or the Guarantor requests an amendment, waiver or consent, the Borrower shall, promptly on demand, reimburse each Finance Party for the amount of all costs and expenses (including legal fees on a full indemnity basis) incurred by that Finance Party in responding to, evaluating, negotiating or complying with that request.

17.3	Enforcement costs

The Borrower shall, promptly on demand, pay to each Finance Party the amount of all reasonable costs and expenses (including legal fees on a full indemnity basis) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under or in connection with, any Finance Document.

17.4	Security Agent expenses

The Borrower shall, promptly on demand, pay the Security Agent the amount of all costs and expenses (including legal fees) incurred by it in connection with the administration, perfection or release of any Security created pursuant to any Security Document.

18.	REPRESENTATIONS AND WARRANTIES

The Borrower makes the representations and warranties set out in this Clause 18 (Representations and Warranties) to each of the Finance Parties on the date of this Agreement.

18.1	Status

(a)	Each of the Borrower and the Guarantor is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	Each of the Borrower and the Guarantor has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by each of the Borrower and the Guarantor in each Finance Document to which it is a party are legal, valid, binding and enforceable, subject to:

(a)	any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation); and

(b)	in the case of the Assignment of Receivables, its registration as a charge against the Borrower at the Accounting and Corporate Regulatory Authority in Singapore within the statutory time frame.

18.3	Non-conflict with other obligations

The entry into and performance by each of the Borrower and the Guarantor of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not:

(a)	conflict with:

(i)	any law or regulation applicable to it;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding upon the Borrower or (as the case may be) the Guarantor or any of its assets; or

(b)	(except as provided in any Security Document) result in the existence of, or oblige of the Borrower or the Guarantor to create, any Security over any of its assets.

18.4	Power and authority

Each of the Borrower and the Guarantor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)
to enable each of the Borrower and the Guarantor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents;

(b)	to make the Finance Documents admissible in evidence in Singapore and (if applicable) the jurisdiction of incorporation of each of the Borrower and the Guarantor; and

(c)
to enable each of the Borrower and the Guarantor to create the Security to be created by it pursuant to any Security Document to which it is a party and to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect save for the registration of the Assignment of Receivables as a charge against the Borrower at the Accounting and Corporate Regulatory Authority in Singapore.

18.6	Governing law and enforcement

(a)
The choice of law specified in each Finance Document as the governing law of that Finance Document will be recognised and enforced in the jurisdiction of incorporation of each of the Borrower and the Guarantor to the extent that the Borrower or the Guarantor is a party to it.

(b)
Any judgment obtained in Singapore in relation to a Finance Document (or in the jurisdiction of the governing law of that Finance Document) will be recognised and enforced in the jurisdiction of incorporation of each of the Borrower and the Guarantor which is party to it and, in relation to a Finance Document governed by a law other than Singapore law, in the jurisdiction of the governing law of that Finance Document.

18.7	No Default

(a)	No Event of Default or Early Amortisation Event is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on the Borrower or to which the Borrower's assets are subject which would be reasonably likely to have a Material Adverse Effect.

18.8	No misleading information

(a)
Any information provided by or on behalf of the Borrower or the Guarantor in writing in relation to the Borrower or the Guarantor or in connection with any Finance Document was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)
Any financial projections provided by or on behalf of each of the Borrower and the Guarantor in writing in connection with any Finance Document have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)
Any expressions of opinion or intention provided by or on behalf of each of the Borrower and the Guarantor in writing in connection with any Finance Document were made after due and careful consideration on reasonable grounds.

(d)
Nothing has occurred or been omitted from the information referred to in Clause 18.8(a) above and no information has been given or withheld that results in that information being untrue or misleading in any material respect.

18.9	Financial statements

(a)
The Original Financial Statements and the financial statements delivered under Clause 19.1 (Financial statements) (other than Clause 19.1(a)(iii)) were prepared in accordance with GAAP consistently applied.

(b)
The Original Financial Statements and the financial statements delivered under Clause 19.1 (Financial statements) fairly represent its financial condition as at the end of and for the period in relation to which those financial statements were drawn up, save to the extent expressly disclosed in those financial statements.

(c)
There has been no material adverse change in the financial condition or business of the Borrower or the Guarantor or on the consolidated financial condition or business of the Guarantor and its Subsidiaries since the date of the Original Financial Statements.

18.10	Pari passu ranking

(a)
Subject to the requirements specified at the end of Clause 18.5 (Validity and admissibility in evidence), each Security Document creates in favour of the Security Agent the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have.

(b)
Without limiting Clause 18.10(a) above, the payment obligations of the Borrower and the Guarantor under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.11	Immunity

Neither the Borrower nor the Guarantor and none of their assets is entitled to immunity from suit, execution, attachment or other legal process and in any proceedings taken in Singapore in relation to the Finance Documents to which it is a party, neither the Borrower nor the Guarantor will be entitled to claim immunity for itself or any of its assets arising from suit, execution or other legal process.

18.12	Ownership and management control

The Guarantor owns directly or indirectly 100 per cent. of the issued and paid up share capital of the Borrower.

18.13	Litigation proceedings pending or threatened

No litigation, arbitration, administrative or other proceedings or disputes of or before any court, arbitral body or agency have been started or threatened against the Borrower which would be reasonably likely to have a Material Adverse Effect.

18.14	Title

The Borrower is the sole legal and beneficial owner of and has good and marketable title to the Charged Assets (in so far as such Charged Assets relate to it or are owned or controlled by it), free from any Security not created pursuant to or permitted by the Finance Documents.

18.15	No Security

No Security exists over any of the Charged Assets other than as permitted by Clause 21.4(c).

18.16	Public Records

No instrument, financing statement or entry in a register or other record relating to any of the Charged Assets is on file or held in the records of any public register, office, authority or government department or governmental agency except those filed in favour of the Security Agent in connection with the Assignment of Receivables.

18.17	Sanctions

Neither the Borrower nor the Guarantor, nor any of their respective Subsidiaries, nor (to the knowledge of the Borrower) any director or officer, or any employee, agent, or affiliate, of the Borrower or the Guarantor or any of their respective Subsidiaries is an individual or entity ("Person") that is, or is owned or controlled by Persons that are:

(a)
the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control ("OFAC"), the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Monetary Authority of Singapore (collectively, "Sanctions"); or

(b)
located, organised or resident in a country or territory that is, or whose government is, the subject of country-wide or territory-wide Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria.

18.18	Anti-Money Laundering

The Borrower and the Guarantor and their respective Subsidiaries’ operations are and have been conducted at all times in compliance in all material respects with all applicable anti-money laundering laws and regulations of each jurisdiction applicable to the Borrower and the Guarantor and their respective Subsidiaries, and (to the knowledge of the Borrower) no claim, action, suit, proceeding or investigation involving the Borrower or the Guarantor or any of their respective Subsidiaries with respect to such anti-money laundering laws is pending, and (to the knowledge of the Borrower) threatened or contemplated.

18.19	Anti-Corruption / Anti-Bribery

The Borrower and the Guarantor, their respective Subsidiaries and (to the knowledge of the Borrower) the directors, officers, employees and agents of the Borrower, the Guarantor and their respective Subsidiaries have conducted their business in compliance in all material respects with all applicable anti-corruption and anti-bribery laws, rules and regulations of each jurisdiction applicable to the Borrower and the Guarantor and their respective Subsidiaries, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

18.20	Repetition

The Repeating Representations will be true and correct in all respects on the date of each Utilisation Request and each Utilisation Date as if made by reference to the facts and circumstances then existing on each such date.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

(a)	The Borrower shall, and shall procure that the Guarantor shall, supply to the Facility Agent (in sufficient copies for all the Lenders):

(i)
as soon as the same become available, but in any event within 180 days after the end of each financial year of the Borrower or (as the case may be) the Guarantor, the audited financial statements of the Borrower and the consolidated audited financial statements of the Guarantor (in each case) for that financial year;

(ii)
as soon as the same become available, but in any event within 60 days after the end of each financial quarter of the Guarantor, the consolidated management accounts of the Guarantor for that financial quarter; and

(iii)
as soon as the same become available, but in any event within 60 days after the end of each financial quarter of the Borrower, the management accounts of the Borrower (in such form as may be agreed between the Borrower and the Lenders) for that financial quarter.

(b)
The financial statements or (as the case may be) management accounts of the Guarantor shall be deemed to be supplied to the Facility Agent in compliance with this Clause 19.1 upon such financial statements or management accounts being made publicly available on the website of the United States Securities and Exchange Commission.

19.2	Compliance Certificate

The Borrower shall supply to the Facility Agent, in each Monthly Report delivered pursuant to Clause 19.6 (Monthly Reports), a certificate which shall:

(a)	set out (in reasonable detail) computations as to compliance with Clause 20 (Portfolio Tests) as at the date of that Monthly Report; and

(b)
confirm that no Default or Early Amortisation Event is continuing (or if a Default or an Early Amortisation Event is continuing, specify the Default or (as the case may be) the Early Amortisation Event and the steps being taken to remedy it).

19.3	Requirements as to financial statements

(a)
Each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the Borrower or (as the case may be) an authorised officer of the Guarantor as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)
The Borrower shall, and shall procure that the Guarantor shall, procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) (other than Clause 19.1(a)(iii)) is prepared using GAAP.

19.4	Notification of Default and Early Amortisation Events

The Borrower shall, and shall procure that the Guarantor shall, notify the Facility Agent of the occurrence of any Default or Early Amortisation Event relating to it (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless it is aware that a notification has already been provided by the Borrower or (as the case may be) the Guarantor).

19.5	Due diligence and audit

The Borrower shall (i) permit The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (in its capacity as a Mandated Lead Arranger) (or any other professional entity appointed by the Borrower with the agreement of the Lenders (but so that such other entity may only be appointed after the first Utilisation Date)) and its representatives to conduct a due diligence survey and audit prior to the first Utilisation Date, and to carry out audit on a semi-annual and annual basis thereafter, based on procedures agreed by the Lenders, on the Receivables (including, without limitation, the review of random sampling of the underlying agreements, invoices, remittances, credit notes and other documents relating thereto), and (ii) furnish to The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (in its capacity as a Mandated Lead Arranger), such other entity or their respective representatives an aging report (each, an "Aging Report") in connection with such due diligence and audit, containing, inter alia, the list of all the Debtors as at the end of the relevant half year.

19.6	Monthly Reports

The Borrower shall supply to the Facility Agent as soon as the same becomes available, but in any event no later than 14 days after the end of each fiscal month, a report (each, a "Monthly Report") in the form set out in Schedule 8 (Monthly Report).

19.7	"Know your customer" checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower or the Guarantor after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement,

obliges any Finance Party (or in the case of Clause 19.7(c) above, any prospective new lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of that Finance Party supply, or procure the supply of, such documentation and other evidence as is required by that Finance Party (or in the case of the event described in Clause 19.7(c) above, any prospective new lender) in order for that Finance Party or, in the case of the event described in Clause 19.7(c) above, any prospective new lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.8	Dilution Haircuts

The Borrower shall (i) review the dilution haircuts (used in the computation of  Net Pool 1 Eligible Receivables and Net Pool 2 Eligible Receivables (both as defined in the respective Monthly Reports)) together with the Lenders on a semi-annual basis following the completion of each semi-annual audit as referred to in Clause 19.5 (Due diligence and audit) above and (ii) ensure that the above-mentioned dilution haircuts shall be adjusted (upwards or downwards) so as to conform with the most recent 12-Month historical average dilution rates as confirmed in the semi-annual audit as compared to the immediately preceding semi-annual audit.

19.9	Limitation of responsibility of HSBC in preparation of reports

In the event that The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (in its capacity as a Mandated Lead Arranger) ("HSBC") assists with the preparation of any Aging Report pursuant to Clauses 19.5 (Due diligence and audit) each of the Finance Parties hereby acknowledge as follows:

(a)
that Aging Report is provided to each recipient of that Aging Report for its information only and HSBC, its employees and agents shall have no liability or duty of care to any person, company or entity of any description in connection with that Aging Report;

(b)	that Aging Report may not necessarily address any of the recipient’s specific concerns, interest or needs;

(c)
neither that Aging Report nor any other document or information (or any part thereof) delivered or supplied under or in relation to that Aging Report is intended to provide the basis of any credit or other evaluation and should not be considered a recommendation as to the condition (financial or otherwise) or creditworthiness of the Borrower or its Affiliates;

(d)
each recipient of that Aging Report should make its own assessment of the foregoing and other relevant matters including the condition (financial or otherwise) or creditworthiness of the Borrower and its Affiliates, and obtain its own independent advice thereon, and its participation in the Facility to the Borrower shall be deemed to be based on its own independent investigation of the condition (financial or otherwise) or creditworthiness of the Borrower and its Affiliates;

(e)
none of HSBC, its employees or agents shall be held responsible for any losses (including, without prejudice to the generality of the foregoing, indirect, consequential or economic loss) or damages, costs or expenses suffered or incurred, directly or indirectly, by any recipient of that Aging Report or such other document or information (or part thereof) as a result of or arising from anything expressly or implicitly contained in or referred to in that Aging Report; and

(f)
each recipient of that Aging Report acknowledges and agrees to be bound by and accept the limitations on the liability of HSBC, its employees and agents for that Aging Report as set out in this Clause 19.9, and further acknowledge and agree that that Aging Report may not be disclosed to any person (save for its officers, employees, directors, Affiliates, head office, advisers and any other branches or persons (collectively, the "Permitted Parties") on a need-to-know basis in connection with, and for the purpose of, the provision of the Facility to the Borrower) without HSBC's prior written consent, and that whether or not HSBC has given its consent, HSBC will not accept any liability or responsibility to any third party, including any Permitted Party, who may gain access to that Aging Report.

19.10	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA;

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

20.	PORTFOLIO TESTS

20.1	Maximum Advance Ratio

The Borrower shall ensure and procure that the ratio of the outstanding Loans to the Total Net Eligible Receivables (the "Maximum Advance Ratio") as reflected in each Monthly Report delivered under Clause 19.6 (Monthly Reports) will not at any time exceed 0.8 to 1. If the ratio is exceeded at any time, within seven (7) days of the Facility Agent giving notice of this to the Borrower, the Borrower shall prepay the outstanding Loans made to it so that immediately after such prepayment, the Maximum Advance Ratio does not exceed 0.8 to 1.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 (General undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

(a)
The Borrower shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect (and supply certified copies to the Facility Agent of) any Authorisation required under any applicable law or regulation:

(i)	to enable it to own its assets;

(ii)	to enable it to perform its obligations under the Finance Documents to which it is a party;

(iii)	to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document; and

(iv)
to enable it to carry on its business as it is being conducted from time to time if failure to obtain, comply with or maintain any such Authorisation would be reasonably likely to have a Material Adverse Effect.

(b)	The Borrower shall ensure that the Assignment of Receivables is registered as a charge against the Borrower at the Accounting and Corporate Regulatory Authority in Singapore.

21.2	Compliance with laws

The Borrower shall, and shall ensure that the Guarantor shall, comply in all respects with all laws to which it may be subject if failure to comply would be reasonably likely to have a Material Adverse Effect.

21.3	Pari passu ranking

The Borrower shall, and shall ensure that the Guarantor shall, ensure that its obligations under the Finance Documents to which it is a party rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.4	Negative pledge

(a)
The Borrower shall not create or permit to subsist any Security over all or any part of the Charged Assets, or incur (or agree to incur) or have outstanding, any Financial Indebtedness secured by the Charged Assets.

(b)	The Borrower shall not:

(i)	sell, lease, transfer or otherwise dispose of any of the Charged Assets on terms whereby they are or may be leased to or re-acquired by any of its Affiliates;

(ii)	sell, transfer or otherwise dispose of any of its receivables in respect of the Charged Assets on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account in respect of the Charged Assets may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement in respect of the Charged Assets having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Clause 21.4(a) and Clause 21.4(b) above do not apply to:

(i)	any Security created pursuant to any Finance Document;

(ii)	any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)
any lien arising by operation of law and in the ordinary course of trading provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned; or

(iv)	any Security created with the consent of the Facility Agent (acting on the instructions of all the Lenders).

21.5	Disposals

The Borrower shall not (whether by a single transaction or a number of transactions (whether related or not) and whether voluntary or involuntary and whether at one time or over a period of time) sell, lease, transfer or otherwise dispose of all or any part of the Charged Assets, provided that the Borrower shall be permitted to sell Receivables forming part of the Charged Assets to the extent that:

(a)	any such Receivables sold in a particular calendar month must be owed to the Borrower by the same Debtor (or Affiliates of such Debtor);

(b)	both before and after giving effect to the consummation of such sale, no Default, Event of Default or Early Amortisation Event shall have occurred and be continuing;

(c)	on and after giving effect to such sale, the Borrower is in compliance with the Maximum Advance Ratio; and

(d)	the aggregate face amount of any such Eligible Receivables sold by the Borrower during the most recent 12 Months does not exceed an amount equal to 50 per cent. of the Total Commitments,

for this purpose, the Borrower shall provide the Facility Agent, by the date of such sale, a certificate (signed by a director) certifying the satisfaction of the aforesaid conditions and setting out computations as to compliance with paragraphs (c) and (d) above.

21.6	Security and guarantees

(a)	The Borrower shall, at its own expense, promptly take all such action:

(i)
for the purpose of perfecting or protecting the Finance Parties' rights under, and preserving the Security intended to be created or evidenced by, any of the Finance Documents, as the Facility Agent or the Security Agent may reasonably require; and

(ii)	for the purpose of facilitating the realisation of any of that Security, as the Facility Agent or the Security Agent may require,

including the execution of any transfer, conveyance, assignment or assurance of any Charged Asset and the giving of any notice, order or direction and the making of any registration which the Facility Agent or the Security Agent may reasonably require. For the avoidance of doubt, no notice of assignment shall be required to be given to any Debtor pursuant to the Assignment of Receivables except in accordance with the terms set out therein.

(b)	The Borrower shall not do or consent to the doing of, anything which might prejudice the validity, enforceability or priority of any of the Security created pursuant to the Security Documents.

21.7	Sanctions

The Borrower will not, will ensure that the Guarantor will not, and will ensure that none of their respective Subsidiaries will, directly or indirectly:

(a)
use the proceeds of the facilities made available hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or in any other manner that would result in a violation of Sanctions by any Person; or

(b)
use or permit to be used any revenue or benefit derived from any activity or dealing, with any Person that is, or in any country or territory that is or whose government is, the subject of Sanctions in discharging any of the obligations under the Finance Documents.

21.8	Anti-Money Laundering

The Borrower shall, shall ensure that the Guarantor shall, and shall ensure that each of their respective Subsidiaries will conduct its business in compliance in all material respects with all applicable anti-money laundering laws and regulations of each jurisdiction applicable to the Borrower and the Guarantor and their respective Subsidiaries.

21.9	Anti-Corruption / Anti-Bribery

The Borrower shall, shall ensure that the Guarantor shall, and shall ensure that each of their respective Subsidiaries will conduct its business in compliance in all material respects with all applicable anti-corruption and anti-bribery laws, rules and regulations of each jurisdiction applicable to the Borrower and the Guarantor and their respective Subsidiaries.

22.	COLLECTION ACCOUNT

22.1	Notice of Security Interests

(a)	The Borrower hereby gives notice to the Account Bank of the Security granted by it to the Security Agent over the Collection Account.

(b)	Each of the Borrower and the Account Bank hereby acknowledges that all the Borrower's right, title and interest in and to the Collection Account shall be charged and assigned to the Security Agent.

22.2	Interest on account balances

Each of the Borrower and the Account Bank hereby confirms that, so long as any amount is outstanding under the Finance Documents, the amount standing to the credit of the Collection Account shall bear interest in the currency in which such amount is denominated at the rate offered by the Account Bank to the normal commercial customers for comparable amounts and for such periods as the Account Bank reasonably determines. Such interest shall be credited to the Collection Account.

22.3	Restrictions on Withdrawals

(a)	The Borrower shall not make or purport to make a withdrawal or transfer from, and the Account Bank shall not permit a withdrawal or transfer from, the Collection Account unless:

(i)	no Event of Default or Early Amortisation Event has occurred; and

(ii)	such withdrawal or transfer would not cause the Collection Account to become overdrawn by an amount exceeding $25,000 in the aggregate.

(b)
If at any time an Early Amortisation Event has occurred, the Security Agent shall, on the instructions of the Majority Lenders, by written notice to the Account Bank, specify that no withdrawal from the Collection Account may be made without the prior written consent of the Security Agent and/or that the Security Agent is empowered to exercise full control over the Collection Account to the exclusion of the Borrower, Provided That the Borrower shall be entitled to issue a written request to the Account Bank requesting that an aggregate amount not exceeding "X" (calculated by the Facility Agent in accordance with Schedule 7 (Allocation of cashflows following an Early Amortisation Event)) may be withdrawn from the Collection Account and the Security Agent shall promptly provide the Account Bank with its written consent to such withdrawals:

(i)
if such Early Amortisation Event occurred during or prior to the fiscal Month covered by the most recent Monthly Report delivered pursuant to Clause 19.6 (Monthly Reports) and that Monthly Report shows that the Maximum Advance Ratio does not exceed 0.8 to 1; or

(ii)
if such Early Amortisation Event occurred after the fiscal Month covered by the most recent Monthly Report delivered pursuant to Clause 19.6 (Monthly Reports) and the Borrower delivers an additional report (in the form set out in Schedule 8 (Monthly Report)) which shows that the Maximum Advance Ratio does not exceed 0.8 to 1 following the occurrence of such Early Amortisation Event.

For this purpose:

(A)
the daily remittance of funds to the Borrower shall be permitted without requiring the delivery of any further request by the Borrower so long as the Borrower is in compliance with its obligations to deliver the Monthly Reports pursuant to Clause 19.6 (Monthly Reports) and such Monthly Report(s) show that the Maximum Advance Ratio does not exceed 0.8 to 1; and

(B)
on each such proposed date of withdrawal by the Borrower, the Facility Agent and/or the Security Agent shall apply an amount equivalent to "Y" (as computed in accordance with the formula set out in Schedule 7 (Allocation of cashflows following an Early Amortisation Event) towards the amortisation of the Facility.

(c)	The Finance Parties acknowledge that the Account Bank may (subject to the above conditions and the other provisions in this Agreement) comply with any such instructions.

(d)	No sum may be withdrawn from the Collection Account except as expressly permitted or required by this Agreement.

22.4	Payments to the Collection Account

(a)
The Borrower shall (i) instruct all Debtors to pay the Receivables directly into the Collection Account and (ii) immediately credit the proceeds of any Receivables into the Collection Account. For the avoidance of doubt, the Borrower shall be deemed to be in compliance with this Clause 22.4(a) so long as a notice in writing is issued to the Debtors instructing the Debtors to pay the Receivables into the Collection Account.

(b)	No sum may be credited to the Collection Account except as expressly permitted or required by this Agreement.

22.5	Account Mandate

The Account Bank hereby agrees that it shall maintain the Collection Account in accordance with:

(a)	any mandate agreed between the Borrower and the Account Bank;

(b)	its normal banking practices; and

(c)	the provisions of the Finance Documents,

provided that, if there is any conflict between the Finance Documents and any mandate agreed between the Borrower and the Account Bank or the Account Bank's normal practices, the provisions of the Finance Documents shall prevail but only to the extent that the Account Bank would not be in breach of any law as a result.

22.6	Obligations of the Borrower

Neither the existence of the Collection Account, nor the insufficiency of funds in the Collection Account, nor any inability to apply any funds in the Collection Account towards the relevant payment, shall affect the obligation of the Borrower to make all payments required to be made to the Facility Agent on the due date for such payments in accordance with the Finance Documents.

22.7	Currency

(a)
The Borrower shall direct the Account Bank to convert monies received by it or paid by it or paid on its behalf to the Account Bank for crediting to an account opened by it which is not denominated in United States Dollars into United States Dollars.

(b)
If requested by the Borrower, the Account Bank may effect foreign exchange transactions in relation to funds to be withdrawn from the Collection Account at the rate of exchange then prevailing in the market in accordance with the Account Bank's normal operating practices in order that the Borrower may satisfy its obligations as and when such obligations may arise in a currency other than United States Dollars.

(c)	Any incidental costs of making such conversion in Clauses 22.7(a) and 22.7(b) shall be borne by the Borrower.

22.8	Access to Collection Account

The Borrower irrevocably grants to each of the Facility Agent and the Security Agent access to review the books and records relating to the Collection Account and irrevocably waives any right of confidentiality which may exist in respect of such books and records to the extent necessary to allow disclosure of such books and records to each of the Facility Agent and the Security Agent. The Borrower authorises the Account Bank to give each of the Facility Agent and the Security Agent unrestricted access to review such books and records held by the Account Bank and to provide to each of the Facility Agent and the Security Agent, without any reference to or any further authority from the Borrower and without any enquiry from it as to the justification for such disclosure, such information relating to the Collection Account as each of the Facility Agent and the Security Agent may reasonably request such Account Bank to disclose to it.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 (Events of Default) is an Event of Default.

23.1	Non-payment

The Borrower or the Guarantor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within five (5) Business Days of its due date.

23.2	Other obligations

(a)	The Borrower fails to comply with the requirements of Clause 20.1 (Maximum Advance Ratio) taking into account the 7-day grace period set out in Clause 20.1 (Maximum Advance Ratio).

(b)
An Early Amortisation Event occurs and the proceeds from the Receivables which have been applied towards the amortisation of the Facility pursuant to Clause 8 (Early Amortisation Events) do not fully amortise the Facility by the date falling 120 days after the date on which the Facility Agent or the Security Agent first applies the proceeds of the Receivables towards amortisation of the Facility pursuant to Clause 8(a).

23.3	Cross acceleration

Any Financial Indebtedness of the Borrower in an amount in excess of $100,000,000 in aggregate is accelerated because of a default with respect to such Financial Indebtedness without such Financial Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled within a period of 30 days.

23.4	Insolvency

(a)
The Borrower or the Guarantor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Borrower or the Guarantor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of the Borrower or the Guarantor.

23.5	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, judicial management or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or the Guarantor;

(b)	a composition, assignment or arrangement with any creditor of the Borrower or the Guarantor;

(c)
the appointment of a liquidator, receiver, administrator, judicial manager, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or the Guarantor or any of their assets; or

(d)	enforcement of any Security over the Charged Assets,

or any analogous procedure or step is taken in any jurisdiction.

23.6	Creditors' process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any Charged Asset or Charged Assets of the Borrower.

23.7	Nationalisation

Any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of any part of the Charged Assets or the issued shares in the capital of the Borrower.

23.8	Cessation of Business

The Borrower or the Guarantor ceases to carry on its business as a going concern.

23.9	Unlawfulness

(a)	It is or becomes unlawful for the Borrower or the Guarantor to perform any of its obligations under the Finance Documents to which it is a party.

(b)	Any obligation or obligations of the Borrower or the Guarantor under any Finance Document is/are not or cease to be legal, valid, binding or enforceable.

23.10	Repudiation or rescission of agreements

The Borrower or the Guarantor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document to which it is a party or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security in whole or in part.

23.11	Governmental Intervention

By or under the authority of any government, the Borrower is declared by the Minister of Finance to be a company to which Part IX of the Companies Act (Chapter 50 of Singapore) applies.

23.12	Acceleration

On and at any time after the occurrence of an Event of Default, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon it shall immediately be cancelled;

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon it shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders.

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the "Existing Lender") may:

(i)	assign all or any of its rights; or

(ii)	transfer by novation all or any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (in each case, including, without limitation, any of its Affiliates) (the "New Lender"). No Lender shall assign or transfer its rights or obligations to any entity which, to its knowledge, is a competitor of the Guarantor, which is in the business of designing, building or licensing semiconductor technologies, Provided That nothing herein shall oblige the Facility Agent to carry out any checks to ascertain whether any New Lender is a competitor of the Guarantor. The relevant Existing Lender may, if it so wishes, but is not obliged to, procure a confirmation from the Borrower as to whether the proposed New Lender is such a competitor.

24.2	Conditions of assignment or transfer

(a)
Any Lender may assign or transfer to one or more assignees or transferees all or a portion of its rights and obligations under this Agreement with the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), provided that the Borrower shall be deemed to have consented to any such assignment or transfer unless it shall object thereto by written notice to the Facility Agent within five (5) Business Days after having received notice thereof, and provided further that no consent of the Borrower shall be required for an assignment or transfer to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Early Amortisation Event or Event of Default has occurred and is continuing, to any other assignee or transferee.

(b)
An assignment will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender, subject to the compliance of such "know your customer" or other similar procedures as may be necessary to be undertaken by the Facility Agent on such Lender(s).

(c)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for assignment and transfer) is complied with.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower or the Guarantor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of US$7,000.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower or the Guarantor;

(iii)	the performance and observance by the Borrower or the Guarantor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower or the Guarantor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of the Borrower or the Guarantor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower or the Guarantor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for assignment and transfer

(a)
Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer), an assignment or a transfer is effected in accordance with paragraph (b) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to assign and/or transfer by novation its rights and obligations under the Finance Documents the Borrower, the Guarantor and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
the Borrower, the Guarantor and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower, the Guarantor and the New Lender have assumed and/or acquired the same in place of the Borrower, the Guarantor and the Existing Lender;

(iii)
the Facility Agent, the Security Agent, the Account Bank, the Mandated Lead Arrangers, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the assignment and/or transfer and to that extent the Facility Agent, , the Security Agent, the Account Bank, the Mandated Lead Arrangers, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

(c)	Any consent, waiver or decision given or made by the Existing Lender prior to such assignment or transfer will be binding on the New Lender.

24.6	Disclosure of information

Without prejudice to the Finance Parties' rights to disclose information relating to the Borrower or the Guarantor whether under the common law or the Banking Act (Chapter 19 of Singapore) (as amended or re-enacted from time to time, the "Banking Act") or otherwise, the Borrower consents, and shall procure that the Guarantor consents, to each Finance Party, its officers (as defined in the Banking Act) and agents and all persons to whom Section 47 of the Banking Act applies, disclosing any information relating to the Borrower, the Guarantor and the Finance Documents as that Finance Party shall consider appropriate for any such purposes as it thinks fit, and any other information (including personal data) relating to the Borrower, the Guarantor and the account relationship (including deposit accounts) and/or dealing relationship of the Borrower and the Guarantor with that Finance Party, including but not limited to details of the Facility, any Finance Document, any security taken, transactions undertaken and balances and positions with the Finance Party to:

(a)	any of that Finance Party's or a Related Party's (as defined below) agents, contractors or third party service providers or professional advisers, whether in Singapore or outside Singapore;

(b)
that Finance Party's head office, branches, representative offices, Subsidiaries, related corporations or Affiliates, in Singapore or any other jurisdiction (collectively the "Related Parties" and each a "Related Party") for any database or data processing purposes or other purposes in connection with that Finance Party's operations or businesses, notwithstanding that a Related Party's principal place of business may be outside of Singapore or that the information relating to the Borrower or the Guarantor following disclosure may be collected, held, processed or used by any Related Party in whole or in part outside of Singapore;

(c)
any regulatory, supervisory, administrative, governmental, quasi-governmental or other authority, court of law, tribunal or person, in Singapore or any other jurisdiction, where such disclosure is required by law, regulation, judgement or order of court or order of any tribunal;

(d)
any actual or potential New Lender or other assignee or transferee of any rights and obligations of a Lender or other participants in any of its rights and/or obligations under or relating to the Facility, this Agreement or any other Finance Document and any security therefor for any purposes connected with the proposed assignment or transfer, or any agent or legal or financial adviser of any of the foregoing;

(e)	any person who is succeeding (or may potentially succeed) the Facility Agent or the Security Agent;

(f)
any insurer or insurance broker (whether of that Finance Party, any Related Party, the Borrower, the Guarantor or otherwise) or any direct or indirect provider of credit protection to that Finance Party or Related Party;

(g)	any provider of any Security or guarantee for the Facility;

(h)
any rating agency (solely for the purpose of providing a confidential private rating of this Agreement or the Loans to a particular Lender(s) or in connection with such rating agency’s rating of a particular Lender(s));

(i)	the Borrower or the Guarantor;

(j)	any of that Finance Party's Affiliates, the Account Bank, the Borrower, the Guarantor and any other person:

(i)
with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement, the Borrower or the Guarantor, or any agent or legal or financial adviser of any of the foregoing; or

(ii)	who is a person, or who belongs to a class of persons, specified in the second column of the Third Schedule to the Banking Act.

(k)	any receiver or receiver and manager appointed by that Finance Party; or

(l)	any other person to whom that Finance Party is under a duty to make such disclosure.

This Clause 24.6 (Disclosure of information) is not, and shall not be deemed to constitute, an express or implied agreement by any Finance Party with the Borrower or the Guarantor for a higher degree of confidentiality than that prescribed in Section 47 of the Banking Act and in the Third Schedule to the Banking Act.

24.7	Universal Succession (Assignments and Transfers)

(a)
Without prejudice to this Clause 24, if a Lender is to be merged with any other person by universal succession, such Lender shall, at its own cost within 45 days of that merger furnish to the Facility Agent:

(i)
an original or certified true copy of a legal opinion issued by a qualified legal counsel practicing law in its jurisdiction of incorporation confirming that all such Lender's assets, rights and obligations generally have been duly vested in the succeeding entity who has succeeded to all relationships as if those assets, rights and obligations had been originally acquired, incurred or entered into by the succeeding entity; and

(ii)
an original or certified true copy of a written confirmation by either the Lender's legal counsel or such other legal counsel acceptable to the Facility Agent and for the benefit of the Facility Agent (in its capacity as facility agent of the Lenders) that the laws of Singapore and of the jurisdiction in which the Facility Office of such Lender is located recognise such merger by universal succession under the relevant foreign laws, whereupon a transfer and novations of all such Lender's assets, rights and obligations to its succeeding entity shall have been or be deemed to have been duly effected as at the date of the said merger.

(b)
If such Lender, in a universal succession, does not comply with the requirements under this Clause 24.7 (Universal Succession (Assignments and Transfers)), the Facility Agent has the right to decline to recognise the succeeding entity and demand such Lender and the succeeding entity to either sign and deliver a Transfer Certificate to the Facility Agent evidencing the disposal of all rights and obligations of such Lender to that succeeding entity, or provide or enter into such documents, or make such arrangements acceptable to the Facility Agent (acting on the advice of the Lender’s legal counsel (any legal costs so incurred shall be borne by the relevant Lender) in order to establish that all rights and obligations of the relevant Lender under this Agreement have been transferred to and assumed by the succeeding entity.

24.8	Security over Lender’s rights

In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(A)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(B)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

25.	CHANGES TO THE BORROWER AND THE GUARANTOR

Neither the Borrower nor the Guarantor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.	ROLE OF THE FACILITY AGEND, THE MANDATED LEAD ARRANGERS AND THE ARRANGER

26.1	Appointment of the Facility Agent

(a)	Each other Finance Party appoints the Facility Agent to act as its facility agent under and in connection with the Finance Documents.

(b)
Each other Finance Party authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Facility Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)
Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)
If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default or an Early Amortisation Event and stating that the circumstance described is a Default or an Early Amortisation Event, it shall promptly notify the Finance Parties.

(d)
If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Mandated Lead Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(f)
Each Party agrees that the Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which the Facility Agent is party (and no others shall be implied).

26.3	Role of the Mandated Lead Arrangers, and the Arranger

(a)	Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

(b)	Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent, the Arranger or any Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)	None of the Facility Agent, the Arranger or any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Guarantor and its Subsidiaries

The Facility Agent, the Arranger and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Guarantor or any of its Subsidiaries.

26.6	Rights and discretions of the Facility Agent

(a)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as facility agent for the Lenders) that:

(i)	no Default or Early Amortisation Event has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it believes it has received as facility agent under this Agreement.

(f)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, the Arranger or any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a duty of confidentiality.

26.7	Majority Lenders' instructions

(a)
Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)
The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)
In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8	Responsibility for documentation

None of the Facility Agent, the Arranger or any Mandated Lead Arranger:

(a)
is responsible for the adequacy, accuracy and/or completeness of any information supplied by the Facility Agent, the Arranger, any Mandated Lead Arranger, the Borrower, the Guarantor or any other person given in or in connection with any Finance Document (including, without limitation, any information supplied to the Facility Agent in any Monthly Report); or

(b)
is responsible for the legality, validity, effectiveness, adequacy, accuracy, genuinity, completeness and/or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document (including, without limitation, any Monthly Report supplied to the Facility Agent).

26.9	Exclusion of liability

(a)
Without limiting paragraph (b) below, the Facility Agent will not be liable for any action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Facility Agent) may take any proceedings against any officer, employee or facility agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or facility agent in relation to any Finance Document and any officer, employee or facility agent of the Facility Agent may rely on this Clause. Any third party referred to in this paragraph (b) may enjoy the benefit of or enforce the terms of this paragraph in accordance with the provisions of the Contracts (Right of Third Parties) Act (Chapter 53B of Singapore).

(c)
The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)
Nothing in this Agreement shall oblige the Facility Agent, the Security Agent, the Arranger or any Mandated Lead Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent, the Arranger and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent, the Security Agent, the Arranger or any Mandated Lead Arranger.

26.10	Lenders' indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three (3) Business Days of demand, against any fees, remuneration, cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by the Borrower pursuant to a Finance Document).

26.11	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates acting through an office in Singapore as successor by giving notice to the Lenders and the Borrower.

(b)
Alternatively the Facility Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent acceptable to the Borrower (acting reasonably).

(c)
If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent (acting through an office in Singapore) acceptable to the Borrower (acting reasonably).

(d)
The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The Facility Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26 (Role of the Facility Agent, the Mandated Lead Arrangers, and the Arranger) and the rights and protection of the Facility Agent in this Agreement and the Finance Documents. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

26.12	Confidentiality

(a)
In acting as facility agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

26.13	Relationship with the Lenders

The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower or the Guarantor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent, the Arranger and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Guarantor and the Borrower;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.16	Deduction from amounts owing

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.17	Transfer Certificate

Each Party (except for the Lender and any bank, financial institution, trust, fund or other entity which is seeking the relevant transfer in accordance with Clause 24 (Changes to the Lenders)) irrevocably authorises the Facility Agent to sign each Transfer Certificate on its behalf.

26.18	Anti-Money Laundering and Terrorism

For so long as The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch or any of its Affiliates is the Facility Agent, the Facility Agent may take and instruct any delegate to take any action which it in its sole discretion considers appropriate so as to comply with any applicable law, regulation, request of a public or regulatory authority or any HSBC Group policy which relates to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to sanctioned persons or entities. Such action may include but is not limited to the interception and investigation of transactions on accounts (particularly those involving the international transfer of funds) including the source of the intended recipient of fund paid into or out of accounts. In certain circumstances, such action may delay or prevent the processing of instructions, the settlement of transactions over the accounts or the Facility Agent's performance of its obligations under these Finance Documents. Where possible, the Facility Agent will use reasonable endeavours to notify the relevant parties of the existence of such circumstances. Neither the Facility Agent nor any delegate of the Facility Agent will be liable for any loss (whether direct or consequential and including, without limitation, loss of profit or interest) caused in whole or in part by any actions which are taken by the Facility Agent or any delegate of the Facility Agent pursuant to this Clause. For the purposes of this Clause, the "HSBC Group" means HSBC Holdings plc, its subsidiaries and associated companies.

26.19	Special Damages and Consequential Loss

Notwithstanding any other term or provision of this Agreement to the contrary, the Facility Agent shall not in any event be liable under any circumstances for special, punitive, indirect or consequential loss or damage of any kind whatsoever, whether or not foreseeable, or for any loss of business, goodwill, opportunity or profit, whether arising directly or indirectly and whether or not foreseeable, even if the Facility Agent is actually aware of or has been advised of the likelihood of such loss or damage and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. The provisions of this Clause shall survive the termination or expiry of this Agreement or the resignation or resignation or removal of the Facility Agent.

26.20	Force Majeure

Notwithstanding anything to the contrary in this Agreement, neither the Facility Agent nor the Security Agent shall in any event be liable for any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any circumstances beyond the control of the Facility Agent or (as the case may be) the Security Agent, including without limitation, existing or future law or regulation, any existing or future act of governmental authority, Act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system.

26.21	Regulatory Position

Nothing in this Agreement shall require the Facility Agent to carry on an activity of the kind specified by any provision of Part I of Schedule 2 of the Securities and Futures Act (Cap. 289) of Singapore, or to lend money to the Borrower in its capacity as Facility Agent.

26.22	Money held as banker

The Facility Agent shall be entitled to deal with money paid to it by any person for the purposes of this Agreement in the same manner as other money paid to a banker by its customers except that it shall not be liable to account to any person for any interest or other amounts in respect of the money.

26.23	Abatement of fees

The fees, commissions and expenses payable to the Facility Agent for services rendered and the performance of its obligations under this Agreement shall not be abated by any remuneration or other amounts or profits receivable by the Facility Agent (or by any of its associates) in connection with any transaction effected by the Facility Agent with or for the Lenders, the Arranger, the Mandated Lead Arrangers, the Account Bank or the Borrower.

26.24	Fax Indemnity

Where instructions, information, communications or other documents are given or sent by way of facsimile (or as otherwise agreed), the fact that a transmission report produced by the originator of such transmission discloses that the transmission was sent will not be sufficient proof of receipt by the Facility Agent. When the Facility Agent acts on any information, instructions, communications, (including, but not limited to, communications with respect to the wire transfer of funds) sent by facsimile or other agreed form of data transmission, the Facility Agent, in the absence of gross negligence, shall not be responsible or liable in the event such communication is not an authorised or authentic communication of the Lenders or is not in the form the Lenders sent or intended to send (whether due to fraud, distortion or otherwise). The Lenders shall jointly and severally indemnify the Facility Agent against any and all actions, losses, costs, charges, liabilities, claims, demands or expenses (including legal fees and expenses) of any and every kind which may at any time hereafter be incurred by the Facility Agent in consequence of its accepting and acting in accordance with any such instructions, information, communications or documents given or sent as aforesaid whether or not such instructions, information, communications or documents were given or sent or purported to have been given or sent by the Lenders or other person duly authorized to give such instructions, information, communications or documents except where such actions, losses, costs, charges, liabilities, claims, demands or expenses are incurred as a result of the gross negligence of the Facility Agent.

26.25	Data Protection

Each of the Guarantor and the Borrower (together the "Obligors") consents to the Finance Parties, their respective agents and authorised service providers as well as relevant third parties, collecting, using and disclosing the Personal Data of the individual representatives of their company, which the Guarantor and the Borrower may provide to the Finance Parties (including the Facility Agent) from time to time in the course of its relationship with the Finance Parties and in connection with the Finance Documents for the following purposes (collectively, the "Purposes"):

(a)	verification of the relevant Obligor’s identity for the purpose of the Finance Parties’ provision of the Facility under the Finance Documents;

(b)	facilitating the verification and checks of the Personal Data in order for the Finance Parties to provide the Borrower with the Facility under the Finance Documents;

(c)	preventing, detecting and investigating crime, including fraud and any form of financial crime, and analysing and managing other commercial risks;

(d)	facilitating the Finance Parties’ provision of the Facility to the Borrower under the Finance Documents;

(e)	any other purpose directly or relating to any of the above or in connection with the Facility provided to the Borrower under the Finance Documents; and

(f)
such purposes as set out in the relevant Finance Party’s prevailing policies, circulars, notices or guidelines relating to personal data (as may be amended from time to time) (collectively, the "Personal Data Documentation"), copies of which are provided to the Obligors from time to time.

Where the Personal Data which the Obligors provide was/is collected by the Obligors or from third party sources, each of the Obligors confirms and agrees that:

(i)	the relevant consents for the Purposes have been procured by it from all relevant individuals to whom the Personal Data relates; and

(ii)	it will provide all relevant individuals with copies of the Personal Data Documentation for their perusal.

26.26	No duty to monitor

The Facility Agent shall not have any duty to monitor:

(a)	whether any Default has occurred;

(b)	the performance, default or breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

26.27	Compliance

Notwithstanding any other provision of this Agreement, each of the Facility Agent and Security Agent shall be entitled to take any action or to refuse to take any action which the Facility Agent and/or (as the case may be) the Security Agent regard as necessary for the Facility Agent and/or (as the case may be) the Security Agent to comply with any applicable law, regulation or fiscal requirement or FATCA, or the rules, operating procedures or market practice of any relevant stock exchange or other market or clearing system.

26.28	Information Collection and Sharing

The Obligors agree to provide to the Facility Agent and the Security Agent, and consent to the collection, use and processing by the Facility Agent and the Security Agent of, any authorisations, waivers, forms, documentation and other information, relating to its status, or otherwise required to be reported, under FATCA ("FATCA Information"). The Obligors further consent to the disclosure, transfer and reporting of such FATCA Information to any relevant government or taxing authority, any member of the HSBC Group, any sub-contractors, agents, service providers or associates of the HSBC Group, and any person making payments to the Facility Agent and/or (as the case may be) the Security Agent or a member of the HSBC Group, including transfers to jurisdictions which do not have strict data protection or similar laws, to the extent that the Facility Agent and/or (as the case may be) the Security Agent reasonably determines that such disclosure, transfer or reporting is necessary or warranted to facilitate compliance with FATCA. The Obligors agree to inform the Facility Agent and the Security Agent promptly, and in any event, within 30 days, in writing if there are any changes to the FATCA Information supplied to the Facility Agent and/or (as the case may be) the Security Agent from time to time. The Obligors warrant that each person whose FATCA Information it provides (or has provided) to the Facility Agent and/or (as the case may be) the Security Agent has been notified of and agreed to, and has been given such other information as may be necessary to permit, the collection, use, processing, disclosure, transfer and reporting of their information as set out in this clause. The Facility Agent and the Security Agent each reserves the right to require the Obligors to produce documentary proof of the consents obtained from such persons, upon reasonable request made by the Facility Agent and/or (as the case may be) the Security Agent from time to time. For the purposes of this clause, the "HSBC Group" means HSBC Holdings plc, its subsidiaries and associated companies.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from the Borrower or the Guarantor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower or (as the case may be) the Guarantor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3	Recovering Finance Party's rights

(a)
On a distribution by the Facility Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower or (as the case may be) the Guarantor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)
that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower or (as the case may be) the Guarantor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions

(a)
This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower or (as the case may be) the Guarantor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

29.	PAYMENT MECHANICS

29.1	Payments to the Facility Agent

(a)
On each date on which the Borrower, the Guarantor or a Lender is required to make a payment under a Finance Document, the Borrower, the Guarantor or (as the case may be) that Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

29.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to the Borrower and the Guarantor) and Clause 29.4 (Clawback), be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days' notice with a bank in the principal financial centre of the country of that currency.

29.3	Distributions to the Borrower and the Guarantor

The Facility Agent may (with the consent of the Borrower or the Guarantor or in accordance with Clause 30 (Set-off)) apply any amount received by it for the Borrower or (as the case may be) the Guarantor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower or (as the case may be) the Guarantor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)
Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

29.5	Partial payments

(a)
If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower or the Guarantor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Borrower or (as the case may be) the Guarantor under the Finance Documents in the following order:

(i)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the Security Agent, the Arranger, or the Mandated Lead Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	lastly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower or the Guarantor.

29.6	No set-off by the Borrower and the Guarantor

All payments to be made by the Borrower and the Guarantor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

(a)	Subject to Clauses 29.8(b) to 29.8(e) below, US Dollars is the currency of account and payment for any sum due from the Borrower or the Guarantor under any Finance Document.

(b)	A repayment of a Loan or an Unpaid Sum or a part of a Loan or an Unpaid Sum shall be made in the currency in which that Loan or that Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

29.9	Payments to the Security Agent

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Agent may require:

(a)	the Borrower or (as the case may be) the Guarantor to pay all sums due under any Finance Document; or

(b)	the Facility Agent to pay all sums received or recovered from the Borrower or (as the case may be) the Guarantor under any Finance Document,

in each case as the Security Agent may direct for application in accordance with the terms of the Security Documents.

30.	SET-OFF

A Finance Party may, without prior notice, set off any matured obligation due from the Borrower or the Guarantor under the Finance Documents against any matured obligation owed by that Finance Party to the Borrower or (as the case may be) the Guarantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the relevant Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or under Clause 31.4 (Electronic communication), by electronic communication between the Facility Agent and the Lenders.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party;

(c)	in the case of each Mandated Lead Arranger, the Arranger, the Facility Agent and the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days' notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of electronic communication between the Facility Agent and the Lenders, if it complies with Clause 31.4 (Electronic communication),

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer (or any substitute department or officer as the relevant Party may specify for this purpose).

(b)
Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 31.3 will be deemed to have been made or delivered to the Borrower.

31.4	Electronic communication

(a)
Any communication to be made between the Facility Agent and a Lender in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner to the Facility Agent shall specify for this purpose.

31.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be in English.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)
Subject to Clause 35.2 (Exceptions), any term of a Finance Document may be amended or waived only with the consent of the Majority Lenders and the Borrower or (as the case may be) the Guarantor and any such amendment or waiver will be binding on all Parties to such Finance Document.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment other than an increase in Commitment made in accordance with the provisions of Clause 2.2 (Option to increase);

(v)	a change to the Borrower or the Guarantor other than in accordance with Clause 25 (Changes to the Borrower and the Guarantor);

(vi)
the release of any guarantee or Security created pursuant to any Security Document or of any Charged Assets except to the extent permitted or provided for in the Facility Agreement or any Security Document;

(vii)	any provision which expressly requires the consent of all the Lenders; or

(viii)	Clause 2.3 (Finance Parties' rights and obligations), Clause 24 (Changes to the Lenders), Clause 28 (Sharing among the Finance Parties), or this Clause 35,

shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Security Agent, the Arranger or the Mandated Lead Arrangers may not be effected without the consent of the Facility Agent, the Security Agent, the Arranger or the Mandated Lead Arrangers.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

38.	ENFORCEMENT

38.1	Jurisdiction of Singapore courts

The courts of Singapore have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

38.2	Venue

The Parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

38.3	Other competent jurisdiction

This Clause 38.3 (Other competent jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

SCHEDULE 1
THE ORIGINAL LENDERS

Name of Original Lenders	Commitment (US$)
BNP Paribas (acting through its Singapore branch)	55,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd., Singapore Branch	55,000,000
DBS Bank Ltd.	105,000,000
The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch	140,000,000
ING Bank N.V., Singapore Branch	105,000,000
Oversea-Chinese Banking Corporation Limited	75,000,000
The Royal Bank of Scotland plc, Singapore Branch	55,000,000
Standard Chartered Bank	105,000,000
United Overseas Bank Limited	55,000,000
Total	750,000,000

SCHEDULE 2
FORM OF LENDER ACCESSION AGREEMENT

From:    [·] as the acceding Lender

To:	The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch as the Facility Agent

Date:

Dear Sirs

MICRON SEMICONDUCTOR ASIA PTE. LTD.
US$750,000,000 Facility Agreement
dated 2015 (the "Facility Agreement")

1.	We refer to the Facility Agreement. Terms defined in the Facility Agreement have the same meaning when used in this Agreement unless given a different meaning in this Agreement.

2.	This undertaking is given pursuant to Clause 2.2(d) of the Facility Agreement:

3.
In consideration of our being accepted as a Lender for the purposes of the Facility Agreement, we hereby undertake and agree to be bound by all the provisions of the Facility Agreement with effect on and from [·] (the "Accession Date") as if we had originally been a party thereto as a Lender with a Commitment of US$[·].

4.	For the purposes of Clause 31 (Notices) of the Facility Agreement and until further notice to you, our contact details are as follows:

Address:
Attention:
Fax No.:
Payment Details:

Yours faithfully

.......................................
Authorised Signatory for
[·]
(Reg. No.: [·])

This Agreement is accepted by the Facility Agent and the Accession Date is confirmed as [].

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH
as Facility Agent

By:

SCHEDULE 3
CONDITIONS PRECEDENT

1.	The Borrower and the Guarantor

(a)	A certified true copy of the constitutional documents of each of the Borrower and the Guarantor.

(b)	A copy of a resolution of the board of directors of or equivalent body of each of the Borrower and the Guarantor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute those Finance Documents;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)
A certificate of the Borrower (signed by a director) confirming, inter alia, that borrowing and securing, the Total Commitments would not cause any borrowing, charging or similar limit binding on the Borrower to be exceeded and such other matters as may be required by any Finance Party.

(e)
A certificate of the Guarantor (signed by an authorised officer) confirming, inter alia, that guaranteeing the Total Commitments would not cause any guaranteeing or similar limit binding on the Guarantor to be exceeded and such other matters as may be required by any Finance Party.

(f)
A certificate of an authorised signatory of each of the Borrower and the Guarantor certifying that each copy document relating to it specified in this Schedule 3 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Security

(a)	A copy of each of the following Security Documents, duly executed by the parties to it:

(i)	the Guaranty;

(ii)	the Assignment of Receivables; and

(iii)	the Security Agency Deed.

(b)
All other documentation, and/or evidence of all other steps, required to perfect, protect and/or preserve the Finance Parties' rights under the Security Documents as advised to the Finance Parties by their legal advisers in Singapore, save that no notice of assignment shall be required to be given to any Debtor pursuant to the Assignment of Receivables except in accordance with the terms set out therein.

3.	Legal opinions

(a)	A legal opinion of WongPartnership LLP, legal advisers to the Finance Parties in Singapore, substantially in the form distributed to the Finance Parties prior to signing this Agreement.

(b)	A legal opinion of Jones Day, legal advisers to the Borrower in Delaware and New York, substantially in the form distributed to the Finance Parties prior to signing this Agreement.

4.	Other documents and evidence

(a)	The Original Financial Statements.

(b)
A copy of any other Authorisation or other document, opinion or assurance which any Finance Party considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	Satisfactory due diligence of the Receivables.

(d)	A power of attorney in form and substance satisfactory to the Security Agent pursuant to which the Borrower appoints the Security Agent as its attorney in respect of the Collection Account.

(e)
Evidence that the fees, costs and expenses then due from the Borrower and the Guarantor pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(f)
A copy of a good standing certificate (including verification of tax status, if available) with respect to the Guarantor, issued as of a recent date by the Secretary of State or other appropriate official of the Guarantor's jurisdiction of incorporation or organisation.

(g)
Evidence that any amounts outstanding and payable by the Borrower under or in connection with the facility agreement dated 5 September 2012 (the "Existing Facility Agreement") between (i) the Borrower, as borrower, (ii) The Hongkong and Shanghai Banking Corporation Limited, as arranger, (iii) the financial institutions listed in Schedule 1 therein, as original lenders, (iv) The Hongkong and Shanghai Banking Corporation Limited, as facility agent, (v) The Hongkong and Shanghai Banking Corporation Limited, as security agent and (v) The Hongkong and Shanghai Banking Corporation Limited, as account bank, has been or will be irrevocably paid and satisfied in full and that any facility(ies) made available to the Borrower under the Existing Facility Agreement have been or will be irrevocably cancelled on or prior to the first Utilisation Date.

(h)	Evidence that the Security granted pursuant to the Existing Facility Agreement has been or will be irrevocably released and discharged on or prior to the first Utilisation Date.

SCHEDULE 4
UTILISATION REQUEST

From:    Micron Semiconductor Asia Pte. Ltd. as the Borrower

To:	The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch as the Facility Agent

Date:

Dear Sirs

MICRON SEMICONDUCTOR ASIA PTE. LTD.
US$750,000,000 Facility Agreement
dated 2015 (the "Facility Agreement")

1.
We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning when used in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[·] (or, if that is not a Business Day, the next Business Day)

Amount:	[·] or, if less, the Available Facility

Interest Period:	[·]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of the Loan [excluding the amount equal to the interest payable in respect of the Loan]* should be credited to [·] .

5.	This Utilisation Request is irrevocable.

Yours faithfully

.......................................
Authorised Signatory for
MICRON SEMICONDUCTOR ASIA PTE. LTD.
(Reg. No.: 199802941W)

* This is applicable to the first Loan only.

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE

To:	The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch as Facility Agent

From:    [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Date:

MICRON SEMICONDUCTOR ASIA PTE. LTD.
US$750,000,000 Facility Agreement
dated 2015 (the "Facility Agreement")

1.
We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for assignment and transfer):

(a)
the Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for assignment and transfer);

(b)	the proposed Transfer Date is []; and

(c)	the Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.
The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders) and confirms that it is a "New Lender" within the meaning of Clause 24.1 (Assignments and transfers by the Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Transfer Certificate.

5.	This Transfer Certificate is governed by Singapore law.

THE SCHEDULE Commitment/rights and obligations
to be transferred [insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]    [New Lender]
By:    By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [].

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH
as Facility Agent

By:

SCHEDULE 6
TIMETABLES

"D -" refers to the number of Business Days before each Utilisation Date.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D - 3 11:00 a.m.
Facility Agent notifies the Lenders of the amount of each Loan and the amount of its participation in that Loan in accordance with Clause 5.4 (Lenders' participation)	D - 3 5:00 p.m.

LIBOR is fixed	Quotation Day as of 11:00 a.m. (London Time)

SCHEDULE 7
ALLOCATION OF CASHFLOWS FOLLOWING AN EARLY AMORTISATION EVENT

Upon the occurrence of an Early Amortisation Event and without prejudice to the Lender's rights upon occurrence of an Event of Default, the Borrower shall, at any time and without requiring consent from any party, be entitled to withdraw monies standing to the credit of the Collection Account equal to an amount ("X") which is determined on a daily basis in accordance with the following formula:

X	=	A x B
Where:
"A" (expressed as a percentage)	=	100% - C
"B"	means	the monies standing to the credit of the Collection Account on the proposed date of withdrawal
"C" (expressed as a percentage)	=	(D ÷ 80%)/E
"D"	means	the total Loans outstanding as at the date of the Monthly Report immediately preceding the occurrence of the Early Amortisation Event
"E"	means	the Total Net Eligible Receivables as at the date of the Monthly Report immediately preceding the occurrence of the Early Amortisation Event

On each date of withdrawal of the amount "X", the Facility Agent and/or the Security Agent shall apply towards amortisation of the Facility an amount equal to an amount ("Y") determined at the relevant time in accordance with the following formula:

"Y"	=	B - X

SCHEDULE 8
MONTHLY REPORT

To:	The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch as Facility Agent

From:    Micron Semiconductor Asia Pte. Ltd. as the Borrower

Date:

Dear Sirs

MICRON SEMICONDUCTOR ASIA PTE. LTD.
US$750,000,000 Facility Agreement
dated 2015 (the "Facility Agreement")

1.
We refer to the Facility Agreement. This is a Monthly Report. Terms defined in the Facility Agreement have the same meaning when used in this Monthly Report, except to the extent that the context requires otherwise and in addition:

"Adjusted Gross Pool 1 Eligible Receivables" means Gross Pool 1 Eligible Receivables as (i) reduced by actual credit notes and (ii) thereafter further reduced by the Excess Concentration Amount;

"Adjusted Gross Pool 2 Eligible Receivables" means Gross Pool 2 Eligible Receivables as (i) reduced by actual credit notes and (ii) thereafter further reduced by the Excess Concentration Amount;

"Debtor" means a party from whom any Receivables are owing;

"Excess Concentration Amount" means:

(i)
in the context of Gross Pool 1 Eligible Receivables and where the total Eligible Receivables owing from a single Debtor exceeds (in the case of entities belonging to the Hewlett Packard group (each a "HP Entity") or the Apple group (each a "Apple Entity")) 25 per cent. or (in the case of Debtors other than HP Entities or Apple Entities) 15 per cent. (or some other amount to be agreed between the Borrower and the Security Agent) of the Gross Pool 1 Eligible Receivables, the difference between the total Eligible Receivables owing from that Debtor or Debtors and (in the case of HP Entities or Apple Entities) 25 per cent. or (in the case of Debtors other than HP Entities or Apple Entities) 15 per cent. ((in each case) or some other amount to be agreed between the Borrower and the Security Agent (acting on the instructions of all the Lenders)) of the Gross Pool 1 Eligible Receivables; and

(ii)
in the context of Gross Pool 2 Eligible Receivables and where the total Eligible Receivables owing from a single Debtor exceeds (in the case of HP Entities or Apple Entities) 25 per cent. or (in the case of Debtors other than HP Entities or Apple Entities) 15 per cent. (or some other amount to be agreed between the Borrower and the Security Agent) of the Gross Pool 2 Eligible Receivables, the difference between the total Eligible Receivables owing from that Debtor or Debtors and (in the case of HP Entities or Apple Entities) 25 per cent. or (in the case of Debtors other than HP Entities or Apple Entities) 15 per cent. ((in each case) or some other amount to be agreed between the Borrower and the Security Agent (acting on the instructions of all the Lenders)) of the Gross Pool 2 Eligible Receivables;

"Facility Agreement" means the US$750,000,000 facility agreement dated __________________________ 2015 made between (i) Micron Semiconductor Asia Pte. Ltd., as borrower, (ii) The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch, DBS Bank Ltd., ING Bank N.V., Singapore Branch, and Standard Chartered Bank as mandated lead arrangers and bookrunners, (iii) Oversea-Chinese Banking Corporation Limited as arranger, (iv) the Lenders named therein, as original lenders, (v) The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch, as facility agent, (vi) the Security Agent, as security agent, and (vii) The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch, as account bank;

"Gross Pool 1 Eligible Receivables" means Eligible Receivables comprising the Ship and Debit Discount Programme;

"Gross Pool 2 Eligible Receivables" means Eligible Receivables which do not comprise the Ship and Debit Discount Programme;

"Net Pool 1 Eligible Receivables" means the Adjusted Gross Pool 1 Eligible Receivables as reduced by 35.02 per cent.;

"Net Pool 2 Eligible Receivables" means the Adjusted Gross Pool 2 Eligible Receivables as reduced by 2.65 per cent.;

"Ship and Debit Discount Programme" means the Borrower’s programme of issuing rebates to distributors shipping the Borrower’s goods from distributor stock to end-user Debtors in respect of the discounted sales price(s), as authorised by the Borrower’s published procedures and guidelines; and

"Total Adjusted Net Eligible Receivables" means 80 per cent. of the Total Net Eligible Receivables.

"Total Net Eligible Receivables" means the sum of Net Pool 1 Eligible Receivables and Net Pool 2 Eligible Receivables.

2.	[We confirm that no Default or Early Amortisation Event has occurred.] [1]

3.	[We confirm that: [Insert details of covenants to be certified].

4.
We confirm that the [audited/unaudited] financial statements (delivered with this Monthly Report) for the financial [year/half-year] ended [date] fairly represents our financial condition and operations as at [date].] [2]

5.	We further confirm the following calculations:

Calculation Date of this Report	:	[Insert date]

Total Loans outstanding as at date of this Report	:	[Insert total amount of RCF outstanding]

Total aggregate interest payable under the Loans on the interest payment immediately falling after the date of this Report	:	[Insert amount]

[1]	If this statement cannot be made, the certificate should identify any Default or Early Amortisation Event that is continuing and the steps, if any, being taken to remedy it.

[2]	To be included when financial statements are delivered together with the Monthly Report.

Gross Pool 1 Eligible Receivables	:	[Insert amount]

less actual credit notes referable to the Gross Pool 1 Eligible Receivables recorded during the period between the date of the last Monthly Report and the date of this Report	:	[Insert amount]

less concentration cap of (in the case of HP Entities or Apple Entities) 25% or (in the case of Debtors other than HP Entities or Apple Entities) 15% ((in each case) or some other amount to be agreed between the Borrower and the Security Agent (acting on the instructions of all the Lenders))
	:	[Insert amount]

Adjusted Gross Pool 1 Eligible Receivables	:	[Insert amount]

less dilution of 35.02% [3]	:	[Insert amount]

Net Pool 1 Eligible Receivables	:	[Insert amount]

Gross Pool 2 Eligible Receivables	:	[Insert amount]

less actual credit notes referable to the Gross Pool 2 Eligible Receivables recorded during the period between the date of the last Monthly Report and the date of this Report	:	[Insert amount]

less concentration cap of (in the case of HP Entities or Apple Entities) 25% or (in the case of Debtors other than HP Entities or Apple Entities) 15% ((in each case) or some other amount to be agreed between the Borrower and the Security Agent (acting on the instructions of all the Lenders))
	:	[Insert amount]

Adjusted Gross Pool 2 Eligible Receivables	:	[Insert amount]

[3]	Dilution haircuts shall be subject to Clause 19.8 and may be amended from time to time upon agreement between the Borrower and the Lenders.

less dilution of 2.65% [4]	:	[Insert amount]

Net Pool 2 Eligible Receivables	:	[Insert amount]

Total Net Eligible Receivables comprising: (i) Net Pool 1 Eligible Receivables; and (ii) Net Pool 2 Eligible Receivables	:	[Insert amount]

Total Adjusted Net Eligible Receivables	:	[Insert amount]

Maximum Advance Ratio: Total Loans outstanding as at date of this Report ÷ Total Net Eligible Receivables	:	[Insert amount]

Yours faithfully

.......................................
Authorised Signatory for
MICRON SEMICONDUCTOR ASIA PTE. LTD.
(Reg. No.: 199802941W)

[4]	Dilution haircuts shall be subject to Clause 19.8 and may be amended from time to time upon agreement between the Borrower and the Lenders.

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.

The Borrower

MICRON SEMICONDUCTOR ASIA PTE. LTD.

Address:	1 North Coast Drive,
Singapore 757432

Fax No:	65 6637 1790

Attention:	Ms Ang Eng Eng

By:	/s/ Alice Koh	Witness:	/s/ Ang Eng Eng

Name:	Alice Koh	Name:	Ang Eng Eng

Title:	Authorised signatory

The Mandated Lead Arrangers

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH

Address:	21 Collyer Quay
#08-01, HSBC Building,
Singapore 049320

Attention:    Atin Bhutani / Joel Thong

Fax No:        65 64244783

By:	/s/ Kelvin Tan Swee Beng	Witness:	/s/ Thong Wei Eng Joel

Name:	Kelvin Tan Swee Beng	Name:	Thong Wei Eng Joel
057497
Title:	Managing Director and Head of Commercial Banking

DBS BANK LTD.

Address:	12 Marina Boulevard,
Level 46 DBS Asia Central @ Marina Bay Financial Centre Tower 3,
Singapore 018982

Attention:    Santanu Mitra / Shradha Gupta / Sarah Goh

Fax No:        65 68784972

By:	/s/ Santanu Mitra	Witness:	/s/ John Cheah

Name:	Santanu Mitra	Name:	John Cheah

Title:	Senior Vice President

ING BANK N.V., SINGAPORE BRANCH

Address:	9 Raffles Place, #19-02, Republic Plaza, Singapore 048619

Attention:    Krishna Suryanarayanan, Ava Mo, Eugene Tan (SF-TMT)

Fax No:        65 65351195

By:	/s/ Ranesh Verma	Witness:	/s/ Eugene Tan

Name:	Ranesh Verma	Name:	Eugene Tan

Title:	Managing Director & Head Telecom, Media & Technology, Asia

By:	/s/ Krishna Suryanarayanan	Witness:	/s/ Eugene Tan

Name:	Krishna Suryanarayanan	Name:	Eugene Tan

Title:	Managing Director Telecom, Media & Technology, Asia

STANDARD CHARTERED BANK

Address:	Level 24, Marina Bay Financial Centre Tower 1
8 Marina Boulevard, Singapore 018981

Attention:    Benjamin Chan / Rati Seth

Fax No:        65 66349563

By:	/s/ Cherie Teng	Witness:	/s/ Benjamin Chan

Name:	Cherie Teng	Name:	Benjamin Chan

Title:	Head - Global Corporates Singapore Standard Chartered Bank

The Arranger

OVERSEA-CHINESE BANKING CORPORATION LIMITED

Address:	65 Chulia Street #10-00 OCBC Center Singapore 049513

Attention:    Kum Hui Cheng/ Alyssa Ng

Fax No:        6536 9327

By:	/s/ Elaine Lam	Witness:	/s/ Kum Hui Cheng

Name:	Elaine Lam	Name:	Kum Hui Cheng

Title:	Senior Vice President Head, Wholesale Corporate Marketing

The Original Lenders

BNP PARIBAS (ACTING THROUGH ITS SINGAPORE BRANCH)

Address:	10 Collyer Quay,
#34-01 Ocean Financial Centre,
Singapore 049315

Attention:    Bruno Lechevalier / Lee Peow / Chiam Daohua

Fax No:        65 6210 1094

By:	/s/ Bruno Lechevalier	Witness:	/s/ Chiam Daohua

Name:	Bruno Lechevalier	Name:	Chiam Daohua

Title:	Head of Supply Chain Management, Asia Pacific

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., SINGAPORE BRANCH

Address:	9 Raffles Place,
#01-01 Republic Plaza,
Singapore 048619

Attention:    Ian Lim

Fax No:        65 65365458

By:	/s/ Takuma Matsuyama	Witness:	/s/ Ian Lim

Name:	Takuma Matsuyama	Name:	Ian Lim

Title:	Deputy General Manager

DBS BANK LTD.

Address:	12 Marina Boulevard,
Level 46 DBS Asia Central @ Marina Bay Financial Centre Tower 3,
Singapore 018982

Attention:    Santanu Mitra / Shradha Gupta / Sarah Goh

Fax No:        65 68784972

By:	/s/ Santanu Mitra	Witness:	/s/ John Cheah

Name:	Santanu Mitra	Name:	John Cheah

Title:	Senior Vice President

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH

Address:	21 Collyer Quay,
#08-01, HSBC Building,
Singapore 049320

Attention:    Atin Bhutani / Joel Thong

Fax No:        65 64244783

By:	/s/ Kelvin Tan Swee Beng	Witness:	/s/ Thong Wei Eng Joel

Name:	Kelvin Tan Swee Beng	Name:	Thong Wei Eng Joel
057497
Title:	Managing Director and Head of Commercial Banking

ING Bank N.V., SINGAPORE BRANCH

Address:	9 Raffles Place,
#19-02, Republic Plaza,
Singapore 048619

Attention:    Krishna Suryanarayanan, Ava Mo, Eugene Tan (SF-TMT)

Fax No:        65 6535 1195

By:	/s/ Ranesh Verma	Witness:	/s/ Eugene Tan

Name:	Ranesh Verma	Name:	Eugene Tan

Title:	Managing Director & Head Telecom, Media & Technology, Asia

By:	/s/ Krishna Suryanarayanan	Witness:	/s/ Eugene Tan

Name:	Krishna Suryanarayanan	Name:	Eugene Tan

Title:	Managing Director Telecom, Media & Technology, Asia

OVERSEA-CHINESE BANKING CORPORATION LIMITED

Address:	65 Chulia Street,
#10-00 OCBC Center,
Singapore 049513

Attention:    Kum Hui Cheng/ Alyssa Ng

Fax No:        6536 9327

By:	/s/ Elaine Lam	Witness:	/s/ Kum Hui Cheng

Name:	Elaine Lam	Name:	Kum Hui Cheng

Title:	Senior Vice President Head, Wholesale Corporate Marketing

THE ROYAL BANK OF SCOTLAND PLC, SINGAPORE BRANCH

Address:	The Royal Bank of Scotland plc
Level 23, One Raffles Quay
South Tower
Singapore 048583

Attention:    Junaid Iftikhar

Fax No:        +65 6517 5051

By:	/s/ Junaid Iftikhar	Witness:	/s/ Kim Li Wen

Name:	Junaid Iftikhar	Name:	Kim Li Wen

Title:	Director

STANDARD CHARTERED BANK

Address:	Level 24, Marina Bay Financial Centre Tower 1
8 Marina Boulevard,
Singapore 018981

Attention:    Benjamin Chan / Rati Seth

Fax No    :    65 6634 9563

By:	/s/ Cherie Teng	Witness:	/s/ Benjamin Chan

Name:	Cherie Teng	Name:	Benjamin Chan

Title:	Head - Global Corporates Singapore Standard Chartered Bank

UNITED OVERSEAS BANK LIMITED

Address:	1 Raffles Place
#25-61 One Raffles Place Tower 2
Singapore 048616

Attention:    Ms Ivy Wang Jo-I / Ms Lee Ling Ling
Group Wholesale Bank, Multinational Corporate

Fax No:        +65 6534 3697

By:	/s/ Maggie Ng Poh Keng	Witness:	/s/ Kong Siew Ling

Name:	Maggie Ng Poh Keng	Name:	Kong Siew Ling

Title:	Corporate Banking Singapore		Corporate Banking Singapore

The Facility Agent

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH

Address:	20 Pasir Panjang Rd (East Lobby)
#12-21 Mapletree Business City
Singapore 117439

Attention:    Corporate Trust and Loan Agency

Fax No:        65 6225 3770

By:	/s/ Anuj Rathi	Witness:	/s/ Satish Srivastava

Name:	Anuj Rathi	Name:	Satish Srivastava

Title:	Head - CTLA, SE Asia

The Security Agent

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH

Address:	20 Pasir Panjang Rd (East Lobby)
#12-21 Mapletree Business City
Singapore 117439

Attention:    Corporate Trust and Loan Agency

Fax No:        65 6225 3770

By:	/s/ Anuj Rathi	Witness:	/s/ Satish Srivastava

Name:	Anuj Rathi	Name:	Satish Srivastava

Title:	Head - CTLA, SE Asia

The Account Bank

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH

Address:	21 Collyer Quay
#08-01, HSBC Building,
Singapore 049320

Attention:    Atin Bhutani / Joel Thong

Fax No:        65 64244783

By:	/s/ Kelvin Tan Swee Beng	Witness:	/s/ Thong Wei Eng Joel

Name:	Kelvin Tan Swee Beng	Name:	Thong Wei Eng Joel
057497
Title:	Managing Director and Head of Commercial Banking